UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Airbnb, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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AIRBNB, INC.

888 Brannan Street

San Francisco, California 94103

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Virtually on June 4, 2025

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders of Airbnb, Inc. (the “Annual Meeting”) will be held on June 4, 2025, at 10:00 a.m., Pacific Daylight Time, virtually via a live webcast. Please visit www.proxydocs.com/ABNB and enter your control number included in your Notice Regarding the Availability of Proxy Materials, on the instructions accompanying your proxy materials, or on your proxy card for details on how to attend the Annual Meeting. At the Annual Meeting, stockholders will consider and vote on the following matters:

1.

To elect Amrita Ahuja, Joseph Gebbia and Jeffrey Jordan as Class II Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“Say-on-Pay Vote”); and

4.	To consider one stockholder proposal, if properly presented at the Annual Meeting.

The stockholders will also act on any other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

Stockholders of record at the close of business on April 7, 2025 are entitled to notice of, and to vote at, the Annual Meeting or any postponement, continuation, or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting and will be open to the examination of any stockholder during the whole time of the meeting.

Your vote is very important to us, and it is important to us that your shares are represented regardless of the number of shares you may hold. Whether you choose to participate in the Annual Meeting online or not, you can be sure your shares are represented at the meeting if you are a stockholder of record by promptly voting electronically over the internet or via the toll-free telephone number provided, or, if you request to receive paper copies of these materials by mail, by returning your completed proxy card in the pre-addressed, postage-paid return envelope. If your shares are held in street name, you may return your completed voting instruction card to your broker. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised, such that submitting your proxy now will not prevent you from voting your shares at the Annual Meeting. The proxy is solicited by the board of directors of Airbnb, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Our proxy materials, including the Proxy Statement for the Annual Meeting and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are being made available on our website at https://investors.airbnb.com, as well as at the following website: www.proxydocs.com/ABNB. We are providing access to our proxy materials over the internet under the rules adopted by the U.S. Securities and Exchange Commission.

By Order of the Board of Directors,

Brian Chesky Chairperson of the Board of Directors Chief Executive Officer

April 25, 2025

i

AIRBNB, INC.

888 Brannan Street

San Francisco, California 94103

PROXY STATEMENT

2025 Annual Meeting of Stockholders

Date: June 4, 2025

Time: 10:00 a.m. Pacific Daylight Time

Place: 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually via a live webcast – please visit www.proxydocs.com/ABNB for more details. To attend the Annual Meeting, you must register in advance at www.proxydocs.com/ABNB. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and provide you with the ability to submit questions. Please be sure to follow the instructions found on the Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”), proxy card and/or voting instruction card, as well as any subsequent instructions that will be delivered to you via email.

The Record Date for the Annual Meeting is April 7, 2025. Only stockholders of record as of the close of business on this date, or holders of a valid proxy, are entitled to notice of and to vote at the Annual Meeting and any postponement, continuation, or adjournment thereof.

On or about April 25, 2025, we expect to mail to stockholders entitled to vote the Notice of Internet Availability containing instructions on how to access our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2024.

If you requested printed versions by mail, your printed proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

In this proxy statement, “Airbnb,” “Company,” “our,” “us,” and “we,” refer to Airbnb, Inc.

Registering for and Attending the Annual Meeting

We look forward to welcoming our stockholders to the Annual Meeting. We are holding a virtual Annual Meeting to provide our stockholders the opportunity to access and experience the Annual Meeting in a consistent and convenient manner across the globe. We believe hosting the Annual Meeting virtually is essential for a consistent experience. Moreover, we also believe a virtual meeting will reduce the environmental impact associated with hosting an in-person meeting. We have designed the virtual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions during the meeting through the virtual meeting platform.

To attend the Annual Meeting, you must register in advance at www.proxydocs.com/ABNB. You will need the unique control number included in your proxy materials to register for the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and provide you with the ability to submit questions. Please be sure to follow the instructions found on the Notice of Internet Availability, proxy card and/or voting instruction card, as well as any subsequent instructions that will be delivered to you via email. If you do not comply with the procedures outlined above, you may not be admitted to the virtual Annual Meeting.

Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting so that you may log in and test the computer audio system. Any recording of the Annual Meeting will not be allowed, including audio and video recording or photography; however, a replay of our Annual Meeting will be available for viewing following the meeting at our Investor Relations website at https://investors.airbnb.com.

We highly encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the Annual Meeting even if you plan to attend the Annual Meeting. We will have in place rules of conduct for the meeting and request the respectful conduct of all attendees at the Annual Meeting. Our intent is to answer as many stockholder-submitted questions as time permits, so long as those questions comply with the rules of conduct. We may combine or group together substantially similar questions to avoid repetition. We reserve the right to edit profanity or other inappropriate language, as well as exclude questions that are not pertinent to meeting matters or Company business.

Proxy Materials are Available on the Internet

Airbnb uses the internet as the primary means of furnishing proxy materials to stockholders. We are sending a Notice of Internet Availability to our stockholders with instructions on how to access the proxy materials online or request a printed copy of the materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive any future proxy materials in print by mail or electronically by email. We highly encourage stockholders to take advantage of the availability of the proxy materials online as it is more convenient, helps reduce the environmental impact of this and future annual meetings, and would reduce Airbnb’s printing and mailing costs. Airbnb proxy materials are also available at https://investors.airbnb.com.

Householding Procedures

Airbnb has adopted “householding” procedures. Under these householding procedures, Airbnb will deliver one single copy of the Notice of Internet Availability and, if printed versions are requested by mail, this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2024 to multiple stockholders who share the same address. This procedure will greatly reduce the environmental impact of our annual meetings and reduces Airbnb’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, Airbnb will promptly deliver a separate copy of the Notice of Internet Availability and, if printed versions are requested by mail, copies of this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2024 to any stockholder that elects not to participate in householding.

You may email, call, or write to Airbnb at the following email address, phone number, or address to request and receive, free of charge, a separate copy of the Notice of Internet Availability, this proxy statement or the Annual Report on Form 10-K for the year ended December 31, 2024, or separate copies of any future notices, proxy statements, or annual reports:

Airbnb, Inc.

Investor Relations

888 Brannan Street

San Francisco, California 94103

1-866-648-8133

Email: ir@airbnb.com

We encourage you to contact the bank, broker, or other organization that holds your shares to elect into the householding procedures if you are receiving more than one copy of the proxy materials at a single address.

Inspector of Election

A representative of Mediant Communications will serve as the inspector of election during the Annual Meeting.

Proxy Solicitation Costs

We pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition, we may reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers, and employees, personally or by mail, telephone, facsimile, email, or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

Quorum for the Annual Meeting

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at the Annual Meeting, will not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at the Annual Meeting, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders, present in person, or by remote communication, if applicable, or represented by proxy, will have power to recess the meeting or adjourn the meeting from time to time.

As such, your shares will be counted for purposes of determining if there is a quorum if:

•	You are entitled to vote and you are present virtually at the Annual Meeting; or

•	You have properly voted by proxy prior to the meeting online, by phone, or by mail.

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Voting

Each share of Airbnb’s Class A common stock is entitled to one vote on each matter, each share of Class B common stock is entitled to twenty votes on each matter, and each share of Class C or Class H common stock is entitled to no votes on each matter. Stockholders do not have cumulative voting rights. Only “stockholders of record” as of the close of business on the Record Date, or holders of a valid proxy, are entitled to vote at the Annual Meeting. As of the Record Date, there were 433,034,896 shares of Airbnb’s Class A common stock issued and outstanding and 185,611,689 shares of Airbnb’s Class B common stock issued and outstanding. “Beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available to stockholders for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. Please contact our Secretary, c/o Airbnb, Inc., 888 Brannan Street, San Francisco, California 94103, if you wish to examine the list prior to the Annual Meeting. The stockholder list will also be available during the virtual Annual Meeting for examination by any stockholder.

Stockholders of Record. You are a stockholder of record with respect to your shares if your shares are registered directly in your name with Airbnb’s transfer agent, Computershare Trust Company, N.A.

Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are a “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual stockholders are beneficial owners of shares held in street name.

How to Vote

There are four ways to vote:

•

Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxydocs.com/ABNB and entering the unique control number found in your Notice of Internet Availability. Availability of online voting may depend on the voting procedures of the organization that holds your shares.

•

Online During the Annual Meeting. To attend the Annual Meeting, you must register in advance at www.proxydocs.com/ABNB. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and vote during the meeting, and you will have the ability to submit questions. The Annual Meeting will begin promptly at 10:00 a.m. Pacific Daylight Time, and access will open approximately 15 minutes prior to the start of the Annual Meeting so that you may log in and test the computer audio. You may call the number provided in the email you receive approximately one hour prior to the start of the meeting if you experience technical difficulties during the check-in process or during the meeting. If you hold your shares through a broker, bank or other nominee (that is, in street name), you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

•

Phone. You will receive a proxy card or voting instruction form by mail if you requested printed copies of the proxy materials, and you may vote by proxy by calling the toll-free number found on the card or form. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•

Mail. You will receive a proxy card or voting instruction form by mail if you requested printed copies of the proxy materials, and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

All shares represented by valid proxies received prior to the vote at the Annual Meeting will be voted in accordance with the instructions and choice of stockholders with respect to any matter to be acted upon. We highly encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting, even if you plan to attend the Annual Meeting.

How to Revoke or Change your Vote

You may revoke your proxy and change your vote at any time before the vote is formally held during the Annual Meeting.

•

Online Prior to the Annual Meeting. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.

•

Online During the Annual Meeting. You may change your vote by attending the Annual Meeting virtually and voting at the Annual Meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

•	Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.

•

Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received prior to the Annual Meeting will be counted.

Uninstructed Shares

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting online or by phone that you wish to vote as recommended by the board of directors; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders by the Company, Brian Chesky, Elinor Mertz and Ronald A. Klain, will vote your shares in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then such bank or broker may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm is a routine matter—all other proposals to be voted on at the Annual Meeting are non-routine matters. A “broker non-vote” will occur when these shares are not voted with respect to a particular proposal because the bank or broker does not receive voting instructions from you and does not have discretionary voting power over those shares.

Proposals to be Submitted to Stockholders

At the Annual Meeting, stockholders will consider and vote on the following matters:

1. To elect Amrita Ahuja, Joseph Gebbia and Jeffrey Jordan as Class II Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

3. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“Say-on-Pay Vote”); and

4. To consider one stockholder proposal, if properly presented at the Annual Meeting.

The stockholders will also act on any other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

Vote Required to Approve a Proposal

Proposal	Votes Required	Effect of Votes Withheld / Abstentions and Broker Non-Votes

Proposal 1 – Election of Directors	The plurality of the votes cast. Stockholders will be given the choice to vote “FOR” or “WITHHOLD” votes for each nominee. Thus, the three nominees receiving the highest number of votes “FOR” their election will be elected.	Votes withheld and broker non-votes will have no effect.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal 3 – Say-on-Pay Vote	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect.

Proposal 4 – Stockholder Proposal – Voting Disclosure	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect.

Preliminary voting results will be announced during the Annual Meeting, and final results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. Airbnb will publish the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Abstentions

An “abstention,” in the case of the proposals to be voted on at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted for purposes of determining whether a quorum is present. Abstentions have no effect on Proposals 1, 2, 3 or 4 to be voted upon at the Annual Meeting.

Broker-Non Votes

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is typically entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors, the Say-on-Pay Vote and the stockholder proposal. Broker non-votes are counted for purposes of determining whether a quorum is present.

Confidentiality of Votes

Airbnb highly respects your voting privacy. Any instructions, ballots, tabulations or material that identify individual stockholders are handled in a manner that protects your voting privacy. Airbnb will not disclose the proxy instructions or ballots of individual shareholders, except:

•	To allow for the tabulation and certification of votes;

•	To facilitate a successful proxy solicitation;

•	To assert claims for Airbnb;

•	To defend claims against Airbnb; and

•	As necessary to meet applicable legal requirements.

If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to Airbnb’s management and the board of directors to review your comments.

Matters for Inclusion in the Proxy Materials for the 2026 Annual Meeting of Stockholders

Matters for inclusion in the proxy materials for the 2026 annual meeting of stockholders, other than nominations of directors, must be received at 888 Brannan Street, San Francisco, California 94103 on or before December 26, 2025. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Nominations for the 2026 Annual Meeting of Stockholders

Airbnb’s amended and restated bylaws require advanced notice of any stockholder proposal for nomination of candidates for election as a director. Any stockholder considering a proposal for nomination of candidates for election as a director should carefully review Airbnb’s amended and restated bylaws, which describe the timing, procedural and substantive requirements for such proposal. The proposals for director nominations must be received no earlier than February 4, 2026 and no later than March 6, 2026. The proposal for director nominations must be delivered to, or mailed and received by, the Company’s Secretary at the principal executive offices of the Company, in writing and in proper form, and must set forth the information required by Airbnb’s amended and restated bylaws.

In addition to satisfying the foregoing requirements under Airbnb’s amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Airbnb’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Matters for Consideration at the 2026 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials

Airbnb’s amended and restated bylaws also require advanced notice of any stockholder proposal to be proposed other than the nomination of candidates for election as a director. Any stockholder considering such a proposal should carefully review Airbnb’s amended and restated bylaws, which describe the timing, procedural and substantive requirements for such proposal. Matters for consideration at the 2026 annual meeting of stockholders, but not for inclusion in the proxy materials, must be received no earlier than February 4, 2026 and no later than March 6, 2026. The proposal must be delivered to, or mailed and received by, the Company’s Secretary at the principal executive offices of the Company, in writing and in proper form, and must set forth the information required by Airbnb’s amended and restated bylaws.

In connection with the 2026 annual meeting of stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board of directors has nominated Amrita Ahuja, Joseph Gebbia and Jeffrey Jordan as Class II director nominees for election at the Annual Meeting to hold office until the annual meeting of stockholders to be held in 2028, and until their respective successors are duly elected and qualified. If a nominee ceases to be a candidate for election by the time of the Annual Meeting (a contingency that the board of directors does not expect to occur), such proxies may be voted by the proxy holders in accordance with the recommendation of our board of directors.

Recommendation of Board of Directors

Our board of directors recommends that you vote “FOR” the election of each of Ms. Ahuja and Messrs. Gebbia and Jordan.

Our Board of Directors

Our business and affairs are managed under the direction of our board of directors. The number of directors is fixed by our board of directors, subject to the terms of our restated certificate of incorporation and amended and restated bylaws. Our board of directors currently consists of nine directors. In accordance with our restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class II directors elected at our Annual Meeting will begin at the Annual Meeting and end at our 2028 annual meeting of stockholders, or, if later, when such director’s successor has been elected and has qualified.

The following table provides certain information regarding each of our directors as of April 25, 2025.

Name	Age	Class	Independent	Audit, Risk and Compliance Committee	People and Compensation Committee	Nominating and Corporate Governance Committee	Stakeholder Committee

Brian Chesky	43	I					Member

Angela Ahrendts	64	I	Yes		Chair		Member

Kenneth Chenault	73	I	Yes		Member	Member

Amrita Ahuja	45	II	Yes	Member

Joseph Gebbia	43	II					Member

Jeffrey Jordan	66	II	Yes	Member		Chair

Nathan Blecharczyk	41	III					Member

Alfred Lin	52	III	Yes	Chair	Member

James Manyika	59	III	Yes				Chair

Director Biographies

Class I Directors

Brian Chesky. Mr. Chesky co-founded our Company in 2008 and serves as our Chief Executive Officer. Mr. Chesky is also a member of our board of directors. Mr. Chesky received a Bachelor of Fine Arts in Industrial Design from the Rhode Island School of Design. We believe that Mr. Chesky is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and Chief Executive Officer.

Angela Ahrendts. Ms. Ahrendts joined our board of directors in May 2019. Ms. Ahrendts served as Senior Vice President, Retail at Apple Inc. (“Apple”), a publicly-held technology company, from May 2014 to May 2019. Prior to joining Apple, Ms. Ahrendts served as a director and Chief Executive Officer of Burberry plc, a global luxury fashion company, from July 2006 to April 2014. Ms. Ahrendts also previously served as Executive Vice President at Liz Claiborne Inc. and President of Donna Karan International, both then publicly-held global fashion companies. Ms. Ahrendts has served as a director of the Ralph Lauren Corporation, a publicly-held fashion company, since August 2018.

Ms. Ahrendts has served as a director of WPP plc, a publicly-held creative transformation company with expertise in communications, experience, commerce and technology, since June 2020. Ms. Ahrendts also serves on non-profits boards, including Save the Children International (as Chairman), charity: water and on advisory boards, including Saïd Business School University of Oxford, The HOW Institute for Society, and Imagine. Ms. Ahrendts received a Bachelor of Arts in Marketing and Merchandising from Ball State University. We believe that Ms. Ahrendts is qualified to serve as a member of our board of directors because of her extensive experience advising technology companies and other public companies as both a director and executive.

Kenneth Chenault. Mr. Chenault joined our board of directors in January 2018. Since February 2018, Mr. Chenault has served as Chairman and Managing Director of General Catalyst, a venture capital firm. Mr. Chenault has served on the board of directors of Catalyst Partners Acquisition Corp., a publicly-held investment company, since May 2021. Prior to that, Mr. Chenault held roles of increasing responsibility at the American Express Company, a publicly-held diversified financial services company, joining American Express in 1993 and serving as Chairman and Chief Executive Officer from April 2001 through January 2018. Mr. Chenault has served on the board of directors of Berkshire Hathaway Inc., a publicly-held multinational conglomerate holding company, since May 2020. Mr. Chenault also served on the board of directors of International Business Machines Corporation, a publicly-held multinational technology company, from October 1998 to February 2019, The Procter & Gamble Company, a publicly-held global consumer goods company, from April 2008 to February 2019, and Meta Platforms, Inc. (formerly Facebook, Inc.), a publicly-held global technology company, from February 2018 to May 2020. Mr. Chenault received a Bachelor of Arts in History from Bowdoin College and a Juris Doctor from Harvard Law School. We believe that Mr. Chenault is qualified to serve as a member of our board of directors because of his extensive experience advising public companies as both a director and executive.

Class II Directors

Amrita Ahuja. Ms. Ahuja joined our board of directors in December 2021. Ms. Ahuja has served as the Chief Financial Officer of Block, Inc. (formerly known as Square, Inc.), a publicly-held financial services and digital payments company, since January 2019, and as the Chief Operating Officer of Block, Inc. since February 2023. From March 2018 to January 2019, Ms. Ahuja served as the Chief Financial Officer of Blizzard Entertainment, Inc., a division of Activision Blizzard, Inc. Beginning in June 2010, Ms. Ahuja served in various positions at Activision Blizzard, Inc., including as Senior Vice President of Investor Relations from January 2015 to May 2018, Vice President, Finance and Operations from August 2012 to January 2015 and Vice President, Strategy and Business Development from June 2010 to August 2012. Prior to that, Ms. Ahuja was a Director of Business Development at Fox Networks Group, served in strategic planning at the Walt Disney Company from 2003 to 2005 and worked in investment banking at Morgan Stanley from 2001 to 2003. Ms. Ahuja has served as a member of the board of directors of Discord, Inc., a privately held voice, video and text platform, since January 2022. Ms. Ahuja received a Bachelor of Arts from Duke University and a Master of Business Administration from Harvard Business School. We believe that Ms. Ahuja is qualified to serve as a member of our board of directors because of her extensive operating experience at technology companies.

Joseph Gebbia. Mr. Gebbia co-founded our Company in 2008 and serves as a member of our board of directors. Mr. Gebbia received dual degrees in Graphic Design and Industrial Design from the Rhode Island School of Design, where he currently serves on the institution’s Board of Trustees. Since September 2022, Mr. Gebbia has served on the board of directors of Tesla, Inc., a publicly-held automotive and clean energy company. We believe that Mr. Gebbia is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder.

Jeffrey Jordan. Mr. Jordan joined our board of directors in August 2011. Mr. Jordan serves as a general partner of Andreessen Horowitz, a venture capital firm, which he joined as a general partner in July 2011. Prior to that, Mr. Jordan served as the Chief Executive Officer of OpenTable, Inc., the online restaurant-reservation service company, from 2007 to 2011. From 2004 to 2006, Mr. Jordan served as President of PayPal, Inc., a digital payments company, which was then owned by eBay, Inc. For five years prior to that, Mr. Jordan served as Senior Vice President and General Manager for eBay North America. Prior to that, Mr. Jordan served as Chief Financial Officer for Hollywood

Entertainment Corporation, a video rental company, and then President of its subsidiary, Reel.com. Previously, Mr. Jordan served in various capacities at The Walt Disney Company for eight years, most recently as Senior Vice President and Chief Financial Officer of the Disney Store Worldwide. Before that he worked for The Boston Consulting Group. Mr. Jordan served as a member of the boards of directors of publicly-traded companies, including OpenTable, Inc. from 2007 until 2013 (then a publicly-traded company), Pinterest, Inc. from October 2011 until May 2024, Accolade, Inc. since July 2016 and Maplebear Inc. (d/b/a Instacart) from June 2014 until May 2024. Mr. Jordan is also a member of the board of directors for several private companies. Mr. Jordan received a Bachelor of Arts from Amherst College and a Master of Business Administration from the Stanford Graduate School of Business. We believe that Mr. Jordan is qualified to serve as a member of our board of directors because of his significant managerial experience at global technology companies.

Class III Directors

Nathan Blecharczyk. Mr. Blecharczyk co-founded our Company in 2008 and serves as our Chief Strategy Officer and Chairman of Airbnb China. Mr. Blecharczyk is also a member of our board of directors. Mr. Blecharczyk received a Bachelor of Arts in Computer Science from Harvard University and held several engineering positions before co-founding Airbnb. We believe that Mr. Blecharczyk is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and Chief Strategy Officer.

Alfred Lin. Mr. Lin joined our board of directors in November 2012. Since October 2010, Mr. Lin has been a partner at Sequoia Capital Operations LLC (“Sequoia”), a venture capital firm. Mr. Lin represents Sequoia on our board of directors as well as on the board of directors of several other companies, including DoorDash, a publicly-held food-delivery and local logistics platform, since 2014, and Houzz Inc., a privately-held online home designs and furnishings platform, since 2011. From 1996 to 1998, Mr. Lin served as Vice President of Finance and Administration of LinkExchange, a banner advertising exchange acquired by Microsoft Corporation (“Microsoft”). From June 1999 to December 2014, Mr. Lin served as Co-Founder and General Manager at Venture Frogs, LLC, a seed fund that invested in companies such as Ask Jeeves, OpenTable, Inc., Tellme Networks, Inc., and Zappos.com Inc. (“Zappos”). From January 2001 to June 2005, Mr. Lin served as Vice President of Finance and Business Development of Tellme Networks, a voice recognition services and platform company acquired by Microsoft. From January 2005 to December 2010, Mr. Lin served as Chairman of the Board and Chief Operating Officer of Zappos, an online retailer acquired by Amazon.com, Inc. Mr. Lin holds a Bachelor of Arts in Applied Mathematics from Harvard University and a Master of Science in Statistics from Stanford University. We believe that Mr. Lin is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital industry, his business and leadership experience, and his knowledge of scaling technology companies.

James Manyika. Mr. Manyika joined our board of directors in September 2023. Mr. Manyika has served as the Senior Vice President of Research, Technology and Society at Google LLC, a subsidiary of Alphabet Inc., since January 2022. Mr. Manyika has also served as a senior partner emeritus at McKinsey & Company, a global management consulting firm (“McKinsey”) since January 2022, and Chairman and Director Emeritus of McKinsey Global Institute. Prior to that, he was a senior partner at McKinsey from 2006 to January 2021, a member of McKinsey’s Shareholders Council (its board of directors) from 2016 to January 2022 and Chairman and director of McKinsey Global Institute from 2009 to 2021. Mr. Manyika has served on the Executive Advisory Board of General Atlantic LLC since 2021. In addition, Mr. Manyika previously served as Vice Chair of the Global Development Council at the White House under President Barack Obama from December 2012 to January 2017 and has served on several national and international task forces, including as Vice Chair of the National AI Advisory Committee to advise the President and White House on AI. Mr. Manyika serves on the board of several research institutes and philanthropic foundations. Mr. Manyika is a Rhodes Scholar and received a Doctor of Philosophy in AI and Robotics, Master of Science in Mathematics and Computer Science, and Master of Arts from Oxford University, and a Bachelor of Science first class in electrical engineering from the University of Zimbabwe. We believe that Mr. Manyika is qualified to serve as a member of our board of directors because of his extensive experience advising technology companies, his knowledge and research of technology’s impact on business, and his business and leadership experience.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Vote Required

Each director is elected by a plurality of the votes cast. Votes withheld and broker non-votes will have no effect.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Messrs. Chenault, Jordan, Lin and Manyika and Mses. Ahrendts and Ahuja qualify as independent directors in accordance with the Listing Rules (the “Nasdaq Listing Rules”) of The Nasdaq Stock Market LLC. Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. Our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Blecharczyk and Chesky are not considered independent by virtue of their positions as our executive officers and for Mr. Gebbia, as a former executive officer. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Lead Director

Our corporate governance guidelines provide that one of our independent directors will serve as the lead director at any time when the Chair of our board of directors is a member of management or is otherwise not independent. Our board of directors has appointed Mr. Chenault to serve as our lead director. As lead director, Mr. Chenault presides over all meetings of the board of directors at which the Chair is not present, including any executive sessions of the independent directors, approves board of directors meeting schedules and agendas, and acts as the liaison between the independent directors and our Chief Executive Officer and the Chair of the board of directors.

Classified Board of Directors

In accordance with our restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Chesky and Chenault, and Ms. Ahrendts, and their terms will expire at the annual meeting of stockholders to be held in 2027;

•	the Class II directors are Messrs. Gebbia and Jordan, and Ms. Ahuja, and their terms will expire at this Annual Meeting; and

•	the Class III directors are Messrs. Blecharczyk, Lin and Manyika, and their terms will expire at the annual meeting of stockholders to be held in 2026.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Leadership Structure of the Board of Directors

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairperson of the board of directors and chief executive officer. Our board of directors currently believes that our existing leadership structure, under which our Chief Executive Officer, Mr. Chesky, serves as Chairperson of our board of directors and Mr. Chenault serves as lead director, is effective. Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of the Board of Directors in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management and the audit, risk and compliance committee review these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations, or strategies, and present the steps taken by management to mitigate or eliminate such risks.

Our board of directors administers this oversight function directly, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit, risk and compliance committee is responsible for overseeing our major financial and operational risk exposures and the steps our management has taken to monitor and control these exposures, including, but not limited to, oversight of management’s implementation of our cybersecurity risk management program. The Chair of the audit, risk and compliance committee also approves or disapproves any related party transactions, and all such approved transactions must be ratified by the audit, risk and compliance committee during the meetings held at least once during each fiscal quarter. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our people and compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of Board of Directors and Attendance

Members of our board of directors are expected to regularly prepare for and attend meetings of the board of directors and committees on which they sit. A director who is unable to attend a meeting of the board of directors or a committee of the board of directors is expected to notify the Chairperson of the board of directors or the Chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. Our board of directors met four times during the fiscal year ended December 31, 2024. During 2024, all of our directors attended at least 75% of the aggregate of the total number of board of directors meetings and committee meetings on which he or she then served. Members of our board of directors are encouraged to attend annual meetings of stockholders; however, we do not maintain a formal policy regarding director attendance at annual meetings. All of our directors attended the 2024 annual meeting of stockholders.

Committees of the Board of Directors

Our board of directors has established an audit, risk and compliance committee, a people and compensation committee, a nominating and corporate governance committee, and a stakeholder committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of our audit, risk and compliance committee, people and compensation committee, and nominating and corporate governance committee have adopted a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq Listing Rules, which are available on our website at https://investors.airbnb.com under “Governance.”

Audit, Risk and Compliance Committee

Our audit, risk and compliance committee oversees our corporate accounting and financial reporting process as well as reviews our risk management and exposures. Among other matters, the audit, risk and compliance committee:

•	appoints and oversees our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence, and performance;

•	determines the engagement, compensation, and retention of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•	reviews and discusses the design, implementation, adequacy and effectiveness of internal control over financial reporting with management and the independent registered public accounting firm;

•

the Chair of the audit, risk and compliance committee reviews and approves all related party transactions on an ongoing basis and all such approved transactions must be ratified by the audit, risk and compliance committee during the meetings held at least once during each fiscal quarter;

•	reviews procedures for the receipt, retention, and treatment of any complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	discusses with management on a periodic basis, or as appropriate, policies and procedures with respect to risk assessment and risk management;

•

establishes processes with respect to risk assessment, risk management and risk oversight, including responsibility for oversight of risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters, programs, plans and policies relating to legal and regulatory compliance and strategy, and operational infrastructure, particularly reliability, business continuity, capacity, security, and data privacy, including cybersecurity;

•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports, including the audit, risk and compliance committee report for inclusion in the annual proxy statements, to be filed with the SEC;

•	reviews earnings press releases, as well as financial information and earnings guidance;

•

reviews reports regarding ethics and compliance matters and volumes and trends related thereto and reports to the board of directors periodically with respect to significant matters received through the ethics helpline and any related investigations and requests any additional information from our Chief Legal Officer or Chief Ethics Officer;

•	oversees our internal audit department;

•	reviews and discusses with management and the independent registered public accounting firm critical accounting policies;

•	reviews the chief executive officer and chief financial officer disclosure and certifications under Section 302 and 906 of the Sarbanes-Oxley Act;

•	reviews, evaluates and recommends to our board of directors, if appropriate, any contemplated waivers of provisions of the code of ethics involving our executive officers and directors; and

•	reviews the audit, risk and compliance committee charter and the audit, risk and compliance committee’s performance on an annual basis.

Our audit, risk and compliance committee consists of Ms. Ahuja and Messrs. Jordan and Lin. Our board of directors has determined that all members of our audit committee are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The Chair of our audit, risk and compliance committee is Mr. Lin. Our board of directors has determined that each of Ms. Ahuja and Messrs. Jordan and Lin is an audit committee financial expert as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our audit, risk and compliance committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements.

Our audit, risk and compliance committee met eight times during 2024.

People and Compensation Committee

Our people and compensation committee oversees policies relating to the compensation and benefits of our executive officers and directors, and reviews policies, programs, and initiatives focusing on leadership development and belonging. Among other matters, the people and compensation committee:

•

reviews and approves the corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of these goals and objectives and, based upon this evaluation (either alone or, if directed by the board of directors, in conjunction with a majority of the independent directors), approves our Chief Executive Officer’s compensation;

•	reviews and sets or makes recommendations to the board of directors regarding the compensation of our executive officers other than our Chief Executive Officer;

•	reviews and makes recommendations to the board of directors regarding director compensation;

•	reviews and approves any severance agreement arrangements for our executive officers;

•	reviews and approves or makes recommendations to our board of directors regarding our incentive compensation plans and arrangements, retirement plans, and equity-based plans;

•	reviews and discusses with management the Compensation Discussion and Analysis in our annual report on Form 10-K or annual proxy statement;

•	administers and oversees compliance with our compensation recovery policy;

•

reviews and discusses annually with management and our board of directors our compensation philosophy and practices, including executive and employee incentive compensation plans and arrangements, to determine whether they are aligned with our goal of serving all stakeholders over the long term;

•	reviews and discusses annually with management the risks arising from our compensation philosophy and practices to determine whether they encourage excessive risk-taking;

•	reviews policies, programs, and initiatives focusing on inclusion and belonging; and

•	reviews the people and compensation committee charter and the people and compensation committee’s performance on an annual basis.

Our people and compensation committee consists of Ms. Ahrendts and Messrs. Chenault and Lin. Our board of directors has determined that all members of our people and compensation committee are independent under the Nasdaq Listing Rules and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Chair of our people and compensation committee is Ms. Ahrendts.

The people and compensation committee has engaged Semler Brossy Consulting Group (“Semler Brossy”) to provide guidance regarding the amount and types of compensation that we provide to our executives. Semler Brossy reports directly to the people and compensation committee and did not provide any services to us other than the services relating to executive and director compensation. For additional information on the role of the compensation consultant and management in the determination of compensation, please see “Compensation Discussion and Analysis—Determination of Compensation.”

The people and compensation committee met five times during 2024.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and making recommendations to our board of directors concerning governance matters. Among other matters, the nominating and corporate governance committee:

•	reviews and makes recommendations to our board of directors regarding director independence determinations;

•	reviews, evaluates, and, as applicable, proposes and approves, stockholder recommended nominees for election to our board of directors;

•	reviews annually the nominating and corporate governance committee structure and membership;

•	oversees the annual self-evaluations of our board of directors and management;

•	reviews and makes recommendations to our board of directors regarding Section 16 officer determinations; and

•	reviews the nominating and corporate governance committee charter and the nominating and corporate governance committee’s performance on an annual basis.

Our nominating and corporate governance committee consists of Messrs. Chenault and Jordan. Our board of directors has determined that all members of the nominating and corporate governance committee are independent under the Nasdaq Listing Rules. The Chair of our nominating and corporate governance committee is Mr. Jordan.

The nominating and corporate governance committee met three times during 2024.

Stakeholder Committee

The purpose of the stakeholder committee is to assist our board of directors in considering and monitoring the interests of our key stakeholders, which include hosts, guests, the communities within which we operate, employees, and shareholders. The stakeholder committee carries out its responsibilities in a manner that it determines is appropriate given the needs and circumstances of the Company and the board of directors as they may exist from time to time. Among other matters, the stakeholder committee’s responsibilities include:

•	engaging with management regarding our stakeholders;

•	reviewing our progress and performance with respect to our principles for serving our stakeholders;

•	advising management and the board of directors regarding initiatives or matters pertaining to our stakeholders;

•	reviewing our stakeholder principles and recommending to the board of directors any changes the committee deems appropriate;

•	engaging with our stakeholders from time to time;

•

advising the board of directors regarding administration of our host endowment fund, which was established in October 2020 and funded with 9.2 million shares of our Class H common stock, and is intended to be a long-term investment in the future of the host community (the “Host Endowment Fund”);

•	providing advice, reports, and recommendations to the board of directors regarding these matters; and

•	reviewing the stakeholder committee charter and the stakeholder committee’s composition and performance on a periodic basis.

Our stakeholder committee is advisory in nature. It consists of Messrs. Blecharczyk, Chesky, Gebbia and Manyika and Ms. Ahrendts. The Chair of our stakeholder committee is Mr. Manyika.

The stakeholder committee met two times during 2024.

Serving our Stakeholders

Airbnb aspires to operate as a true 21st century company—to us, that means that in the long run, and when approached with creativity, we can benefit all of our stakeholders—our hosts, our guests, the communities in which we operate, our employees and our shareholders. These are the ideas at the core of Airbnb:

•	Our community is based on connection and belonging.

•	Our creativity allows us to imagine new possibilities for people.

•	Our responsibility is to all of our stakeholders.

In the end, they share a common thread—a fundamental belief that people are good and we’re in this together. This is what makes Airbnb, Airbnb.

From time to time, we make available on our Investor Relations website information about our commitment to serving all of our stakeholders, including our approach to certain environmental, social and governance topics (at https://investors.airbnb.com under “Governance—Sustainability”). Neither this information, nor any other information contained on, or that can be accessed through, our website is incorporated by reference into, or constitutes a part of, this proxy statement.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for identifying individuals qualified to become members of our board of directors and ensuring that our board of directors has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. Our nominating and corporate governance committee, in recommending director candidates for election to our board of directors, and our board of directors, in nominating director candidates, is expected to consider candidates who have a high level of personal and professional integrity, strong ethics and values, and the ability to make mature business judgments. In evaluating director candidates, our nominating and corporate governance committee and the board of directors may also consider the following criteria as well as any other factor that they deem to be relevant:

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	the candidate’s experience as a board member of another publicly-held company;

•	the candidate’s professional and academic experience relevant to our Company’s industry;

•	the strength of the candidate’s leadership skills;

•	the candidate’s experience in finance and accounting and/or executive compensation practices; and

•	whether the candidate has the time required for preparation, participation, and attendance at meetings of our board of directors and committee meetings, if applicable.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of skills, backgrounds, and experience in these various areas. Although the nominating and corporate governance committee may consider whether nominees assist in achieving a mix of board members that represent an appropriate range of background and experience, we have no formal policy regarding board diversity.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Airbnb, Inc., 888 Brannan Street, San Francisco, California 94103. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Board Composition

Our board of directors’ composition reflects a mix of perspectives, experiences and skill sets, which the nominating and corporate governance committee believes helps to contribute to the overall functioning of the board of directors. Based on our directors’ self-identified demographic information: 2 of our directors identify as female; 7 of our directors identify as male; 2 of our directors identify as African American or Black; 2 of our directors identify as Asian; and 5 of our directors identify as White.

Nominating Agreement

The Company and Messrs. Blecharczyk, Chesky, and Gebbia, referred to in this proxy statement as our founders, have entered into a Nominating Agreement, dated November 27, 2020 (“Nominating Agreement”), under which we and the founders are required, upon the terms set forth in the Nominating Agreement, to (i) include our founders in the slate of nominees nominated by our board of directors for the applicable class of directors for election by our stockholders, and (ii) include such nomination of our founders in our proxy statement. In addition, we must use reasonable efforts to, and the founders must take all necessary action to, recommend in favor of each founder’s election as a director, and to solicit proxies or consents in favor of their election. The obligations with respect to each founder will terminate upon the earliest to occur of (1) such founder’s resignation from our board of directors, (2) such founder’s death or disability, (3) such founder’s removal from our board of directors for cause, (4) the expiration of such founder’s term if such founder has given notice of his intention not to stand for re-election, and (5) the date upon which the number of shares of our common stock beneficially owned by such founder falls below ten percent of the number of shares of common stock beneficially owned by such founder as of September 30, 2020. The Nominating Agreement will remain in effect until the earliest of (a) the date on which our and the founders’ obligations have terminated with respect to all of the founders, (b) the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock, and (c) immediately prior to a change of control. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation.

Founder Voting Agreement
Our founders have entered into a Voting Agreement, dated December 4, 2020 (“Founder Voting Agreement”), under which each founder and his affiliated and certain other entities have agreed, upon the terms set forth in the Founder Voting Agreement, to vote their shares for the election of each founder to our board of directors, and to vote against their removal. Pursuant to the Founder Voting Agreement, each founder granted a voting proxy to the other founders to vote such shares in the manner described in the preceding sentence to be effective upon death or disability, and if there are two remaining founders who are not disabled, such voting proxy will be apportioned between such founders based on their relative voting power. The Founder Voting Agreement will be in effect until: (i) with respect to each founder, upon the conversion of such founder’s shares to Class A common stock in connection with his death or disability (which will occur automatically upon the nine-month
anniversary of any such death or disability), and (ii) with respect to all founders, the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation.
People and Compensation Committee Interlocks and Insider Participation
During 2024, Ms. Ahrendts and Messrs. Chenault and Lin served as members of our people and compensation committee. None of the members of the people and compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our people and compensation committee.
Airbnb Code of Ethics and Related Policies
We have adopted a written code of ethics that applies to all of our directors, officers, and employees, including those officers responsible for financial reporting. The full text of our code of ethics is posted on our website at https://investors.airbnb.com under “Governance.” Any substantive amendment to, or waiver of, a provision of the code of ethics that applies to our directors or our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website. Information contained on, or that can be accessed through, our website does not constitute part of this proxy statement.
In addition to our code of ethics, we currently maintain related policies, including our conflict of interest policy; whistleblower policy;
anti-bribery
and corruption policy; acceptable use policy; insider trading policy; and global harassment, bullying, discrimination & retaliation prevention policy.
Company Policies Regarding Hedging and Pledging
Executive officers, members of the board of directors, employees and independent contractors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Airbnb stock owned by them. In addition, pledging of Airbnb stock by executive officers and members of the board of directors as collateral for loans and investments is prohibited absent approval by the board of directors, and such pledge shall not exceed 5% of the outstanding shares of Company securities held by such officer or director and such loan shall not exceed an aggregate amount of $50 million. Transactions involving certain exchange funds may be permitted, subject to pre-clearance
in advance.
Insider Trading Policy
We have adopted insider trading policies and procedures governing the purchase, sale and other dispositions of our securities by directors, officers and employees that are designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards, as well as procedures designed to further the foregoing purposes. We also follow procedures for our repurchase of our securities. A copy of our insider trading policy is filed with our Annual Report on Form
10-K
for the year ended December 31, 2024.

Communications with our Board of Directors
Stockholders wishing to communicate with our board of directors should send correspondence to the attention of our Secretary, Airbnb, Inc., 888 Brannan Street, San Francisco, California 94103, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our Secretary or Assistant Secretary will review correspondence confirmed to be from stockholders in conjunction with the Chairperson of the board of directors, who will decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Secretary or Assistant Secretary and the Chairperson of our board of directors will review all stockholder correspondence, but the decision to relay that correspondence to the full board of directors or a committee thereof will rest entirely within the discretion of the Chairperson.
Our Executive Officers
The following table sets forth the names, ages and positions of our current executive officers as of April 25, 2025:

Name	Age	Position

Brian Chesky*	43	Chief Executive Officer, Co-Founder, and Chairman of the Board

Nathan Blecharczyk*	41	Chief Strategy Officer, Chairman of Airbnb China, Co-Founder, and Director

Elinor Mertz	48	Chief Financial Officer

Aristotle Balogh	61	Chief Technology Officer

*	Messrs. Chesky and Blecharczyk are members of our board of directors. See “Proposal No. 1—Election of Directors—Director Biographies” for more information about Messrs. Chesky and Blecharczyk.
Elinor Mertz.
Ms. Mertz has served as the Company’s Chief Financial Officer since March 2024. Ms. Mertz previously served as the Company’s Vice President of Finance since January 2019, where she was responsible for strategic finance and analytics, corporate planning, and investor relations and as Head of Global Financial Planning & Analysis from February 2013 to January 2019. Prior to joining Airbnb in 2013, she served as Vice President, Finance & Investor Relations at Netflix, Inc., where she held various finance roles from 2006 to 2013. Ms. Mertz has served on the boards of DoorDash, Inc., a publicly-held
food-delivery
and local logistics platform, since July 2022, and Faire Wholesale, Inc., a privately-held
eCommerce company, since 2022. She holds a Bachelor of Arts in Science, Technology & Society and a Master of Arts in History from Stanford University, a Master of Business Administration from the Stanford Graduate School of Business, and a Master of International Affairs from Columbia University.
Aristotle Balogh.
Mr. Balogh has served as our Chief Technology Officer since November 2018. Prior to joining Airbnb, Mr. Balogh was Vice President of Engineering at Alphabet Inc. (formerly known as Google, Inc.), a publicly-held
global technology company, from June 2011 to November 2018, where he was most notably responsible for the data and serving systems behind Google Search. Prior to that, from February 2008 to July 2010, Mr. Balogh served as Executive Vice President and Chief Technology Officer of Yahoo! Inc., a digital information platform. Mr. Balogh received a Bachelor of Science in Electrical Engineering and Computer Science and a Master of Science in Engineering in Electrical and Computer Engineering from Johns Hopkins University.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit, risk and compliance committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Although ratification of our appointment of PwC is not required, we value the opinions of our stockholders and believe it is good corporate governance that stockholders ratify the appointment of PwC. PwC also served as our independent registered public accounting firm for the fiscal year ended December 31, 2024. PwC has served as our independent auditor since 2011. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services.

If the appointment of PwC is not ratified by the stockholders, the audit, risk and compliance committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2026. Even if the appointment of PwC is ratified, the audit, risk and compliance committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interest of the Company.

Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Recommendation of Board of Directors

Our board of directors recommends a vote “FOR” the ratification of the appointment by the audit, risk and compliance committee of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Principal Accountant Fees and Services

The following table summarizes the fees of PwC, our independent registered public accounting firm, related to each of the last two fiscal years.

Fee Category	2024	2023
	(in thousands)
Audit Fees(1)	$10,675	$12,385
Audit-Related Fees	—	135
Tax Fees(2)	944	599
All Other Fees(3)	364	329
Total Fees	$11,983	$13,448

(1)

Consists of fees incurred for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, statutory audits of our domestic and international subsidiaries, issuances of consents and similar matters.

(2)

Consists of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters.

(3)	Consists of fees for permitted products and services other than those that meet the criteria above.

Pre-Approval Policies and Procedures

The audit, risk and compliance committee has adopted a pre-approval policy that sets forth procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditor may be pre-approved. The audit, risk and compliance committee pre-approved all services provided by PwC for 2024 in accordance with this policy.

Report of the Audit, Risk and Compliance Committee

The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

The Audit, Risk and Compliance Committee of the Board of Directors of Airbnb, Inc. (the “Company”) operates under a written charter adopted by the Board of Directors. The primary role of the Audit, Risk and Compliance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board of Directors, and the audit process and our independent auditor’s qualifications, independence and performance.

Management is responsible for establishing and maintaining our system of internal controls and preparing our financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit, Risk and Compliance Committee has met and held discussions with management and PwC, and has also met separately with PwC, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The Audit, Risk and Compliance Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2024 with management and PwC. As part of this review, the Audit, Risk and Compliance Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit, Risk and Compliance Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit, Risk and Compliance Committee concerning independence, and has discussed with PwC its independence.

Based on the above-mentioned reviews and discussions with management and PwC, the Audit, Risk and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC.

Audit, Risk and Compliance Committee

Alfred Lin (Chair)

Amrita Ahuja

Jeffrey Jordan

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes). Abstentions will have no effect and we do not expect any broker non-votes on this proposal.

PROPOSAL NO. 3—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act and related rules of the SEC, the below resolution provides our stockholders an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. This proposal, commonly known as a say-on-pay proposal and vote, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

After considering the voting results of the advisory vote on the frequency of our Say-On-Pay Vote at the 2021 annual meeting, our board of directors has determined to hold our Say-on-Pay Vote every year.

We encourage our stockholders to review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement for additional detail regarding the compensation of our named executive officers.

As an advisory approval, this proposal is not binding upon us, our board of directors or its people and compensation committee, which is responsible for the design and administration of our executive compensation program. However, the board of directors and the people and compensation committee value the opinions of our stockholders expressed through your vote on this proposal and continually consider stockholder feedback and the results of Say-on-Pay Votes when making future compensation decisions. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Airbnb, Inc. approve, on an advisory basis, the 2024 compensation of Airbnb, Inc.’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Airbnb, Inc.’s Proxy Statement for the 2025 Annual Meeting of Stockholders.”

Recommendation of Board of Directors

Our board of directors recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis of this proxy statement, the accompanying compensation tables and related narrative disclosure of this proxy statement.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes). Abstentions and broker non-votes will have no effect on this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section explains the guiding principles and practices upon which our executive compensation program is based and the compensation paid to our “named executive officers” in 2024.

For 2024, our named executive officers were:

•	Brian Chesky, Co-Founder and Chief Executive Officer;

•	Elinor Mertz, Chief Financial Officer;

•	Dave Stephenson, Former Chief Financial Officer and Head of Employee Experience (currently serving as our Chief Business Officer and Head of Employee Experience);

•	Nathan Blecharczyk, Co-Founder, Chief Strategy Officer and Chairman of Airbnb China; and

•	Aristotle Balogh, Chief Technology Officer.

Executive Summary

Business Context

Our 2024 results demonstrated that we continue to drive growth and profitability at scale. Revenue increased by 12% to $11.1 billion compared to 2023, and Gross Booking Value increased by 12% to $81.8 billion compared to 2023. Net income decreased by 45% to $2.6 billion compared to 2023, primarily due to the prior year’s valuation allowance release of our U.S. deferred tax assets. Our Adjusted EBITDA increased by 11% to $4.0 billion compared to 2023 and Free Cash Flow was $4.5 billion, growing 17% compared to 2023.(1) Furthermore, we repurchased $3.4 billion of our Class A common stock during 2024—including this amount, we have repurchased a total of $7.2 billion of our Class A common stock since we announced our first share repurchase program in 2022, through December 31, 2024. During 2024, we saw continued growth across all geographic regions as demand for travel remained strong on our platform. We also continued to see supply growth across all regions in 2024, ending the year with over 8 million active listings.

Over the past several years, we’ve introduced over 535 features and upgrades as part of our efforts to improve the Airbnb platform for our guests and hosts. In addition, we’ve continued to make investments behind our global markets strategy, including product localization and raising brand awareness in countries with relatively lower levels of penetration compared to our core markets. Lastly, we’ve been focused on building the foundation for long-term growth, including exploring new products and services outside of our core business.

(1) Adjusted EBITDA and Free Cash Flow are defined and reconciled from generally accepted accounting principles in the United States of America (GAAP) on pages 36-38 of our Annual Report on Form 10-K for the year ended December 31, 2024. More information regarding Gross Booking Value can also be found on page 36 of our Annual Report on Form 10-K for the year ended December 31, 2024.

Named Executive Officer Changes

Dave Stephenson was appointed as the Company’s Chief Business Officer effective January 1, 2024. Between January 1, 2024 and March 1, 2024, Mr. Stephenson served as the Company’s Chief Financial Officer, Chief Business Officer and Head of Employee Experience. On March 1, 2024, Mr. Stephenson ceased serving in the capacity of Chief Financial Officer, but continues to serve as our Chief Business Officer and Head of Employee Experience.

Elinor Mertz was appointed as the Company’s Chief Financial Officer effective March 1, 2024. Ms. Mertz previously served as the Company’s Vice President of Finance where she was responsible for strategic finance and analytics, corporate planning, and investor relations.

Executive Compensation Highlights

We have established a set of guiding principles for our compensation program, intended to ensure a strong link to our strategy and culture, which guided the decisions that were made in 2024, as summarized below:

•

Modest base salary increases. We made increases to base salaries for the first time since the initial public offering (“IPO”) of our common stock, in order to maintain competitive cash compensation, including in the case of promotions. Mr. Chesky continued to receive a $1 base salary and did not participate in our cash incentive plan.

•

Bonus Plan payout of 96%. Our 2024 short-term cash incentive plan (the “Bonus Plan”) is tied directly to our most critical operational and strategic priorities for the year. At the beginning of the year, we established five key Company priorities for the year. Within each priority we established specific objective goals that map directly to our long-term stakeholder commitments to hosts, guests, the communities within which we operate, employees, and shareholders. We believe these priorities allow our leaders to focus on improving our underlying business and will ultimately drive growth for the Company. For 2024, bonus payouts were capped at 120% of target. Based on an assessment of the objective goals set at the beginning of the year, our people and compensation committee determined a bonus payout of equal to 96% of target for each of our named executive officers other than Mr. Chesky (who is not eligible to participate in the Bonus Plan). See “Cash Incentive Compensation” section for more detail.

•

Emphasis on equity compensation. We continued to emphasize equity compensation for our named executive officers, which we believe demonstrates a longer-term, ownership orientation. Annual equity grant levels for the named executive officers were increased to align pay levels to the competitive market. During 2024, we made annual equity grants in the form of time-based restricted stock units (“RSUs”) and stock options. Following an evaluation of our equity practices, the people and compensation committee shifted the grant mix to 70% of the target value in RSUs and 30% of the target value in stock options (previously 50% each). See “Equity Compensation” section for more detail.

•

CEO equity award. In preparing for our IPO, in November 2020, our board of directors awarded Mr. Chesky a performance-based RSU award intended to cover ten years of compensation. The award may be earned, if at all, based on our 60 trading day trailing average closing stock price exceeding progressively higher stock price hurdles, ranging from $125 to $485, over a 10-year period. In order to earn all of the tranches, the stock price will have to be over 7x the price at IPO and 13x the price at the time of grant. In 2024, no new tranches were earned or vested. The shares subject to tranche 2, which vested in November 2022, were delivered to Mr. Chesky in November 2024, per the terms of the award. In designing the compensation program for Mr. Chesky, our board of directors was cognizant of Mr. Chesky’s intention to donate the net proceeds from the award to community, philanthropic and charitable causes. See “CEO Multi-Year Equity Award” section for more detail.

Executive Compensation Philosophy and Objectives

We believe that for us to be successful we must hire and retain executives that can continue to drive global growth in our business, operate with a holistic perspective in the service of all stakeholders, and create a highly creative, inclusive environment. Our executive compensation programs are designed to motivate, reward, attract, and retain high-caliber leaders and seek to align compensation with our stakeholder priorities and Company performance. Our people and compensation committee continued to apply a number of principles to guide our compensation program design and decisions:

•

Long-term alignment. Performance measurement, incentive goals, and individual performance assessments all clearly align with and support our long-term vision and alignment with stakeholders. They encourage a long-term timeframe, while acknowledging the competitive talent market realities.

•

Ownership. We believe in the power of an owner’s mindset. Compensation programs encourage employees and executives to think and act like owners of their work and careers, their responsibility to all stakeholders, and Airbnb.

•

Alignment across stakeholders. Our program design strives to balance interests and ensure alignment across all stakeholders. We are committed to directly tying short-term cash incentives to our performance against near-term stakeholder priorities. We believe this approach will lead to sustained value for all stakeholders over the long term.

•

Performance culture. Our pay programs support a culture of accountability and performance through the use of stretch Company-based metrics in the Bonus Plan and differentiated annual equity awards based on executive performance and contribution.

•	Pay equity. We are committed to the principle of pay equity and seek to be a leader on this front.

•

Competitiveness. We are fortunate to have a mission that is attractive to a talented and diverse array of leaders. We want executives to come and stay with Airbnb because of our mission. However, we recognize that compensation needs to be compelling and competitive to attract and retain the talent necessary to meet our objectives.

•	Transparency. We will continue to provide a level of clarity and transparency about our compensation programs, frameworks and outcomes that reinforces our commitment to pay equity.

Compensation and Governance Practices

For 2024, we continued to adhere to a number of policies and practices, listed below, to align our compensation program with these principles and establish strong compensation governance:

What We Do

Practice	Description

Link Between Pay and Stakeholder Priorities

Performance measures for our Bonus Plan extend beyond traditional financial and operational goals. We directly tie pay outcomes to our most critical priorities, with the objective of creating alignment and accountability to all stakeholders. Consistent with a long-term commitment to all stakeholders, Mr. Chesky intends to donate the net proceeds from his multi-year equity award to community, philanthropic and charitable causes.

Emphasis on Equity-Based Compensation

We believe that sustained, long-term stock price performance requires that we effectively serve all stakeholders. As such, we seek to prioritize equity-based compensation and provide a significant portion of compensation in the form of stock options and RSUs. In addition, the direct compensation provided to Mr. Chesky is entirely equity-based.

Longer-Term Delivery

Equity compensation is structured to vest over a minimum period of four years, subject to limited exceptions. Stock options have a maximum 10-year term.

The multi-year equity award for Mr. Chesky may vest over a 10-year performance period and the underlying shares are not delivered until two years following vesting.

Independent Compensation Consultant	Our people and compensation committee engages an independent compensation consulting firm that provides us with no other services.

Clawback Policy

As required by SEC rules and Nasdaq Listing Rules, we have adopted a clawback policy that requires us to recover certain erroneously paid incentive compensation received by our Section 16 officers in the event of an accounting restatement.

Stock Ownership Policy

We have adopted a stock ownership policy that requires our CEO to hold shares of Company common stock equal to ten times his base salary and each of our other executive officers to hold shares of Company common stock equal to five times their base salary. Our policy also includes holding requirements if the minimum level of ownership is not met.

What We Don’t Do

Practice	Description

No Hedging of Company Stock; Pledging of Company Stock Restricted

Executive officers, members of the board of directors, employees and independent contractors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Airbnb stock owned by them. In addition, pledging of Airbnb stock by executive officers and members of the board of directors as collateral for loans and investments is prohibited absent approval by the board of directors and any such pledge shall not exceed 5% of the outstanding shares of Company securities held by such officer or director and such loan shall not exceed an aggregate amount of $50 million.

Limited Tax Gross-ups

We do not provide tax gross-ups to our executive officers, other than nominal amounts provided to all employees in connection with Airbnb travel credits, wellbeing allowances under our Live and Work Anywhere Allowance and Educate Anywhere Allowance or in limited circumstances, such as in connection with relocations.

No “Single Trigger” Change in Control Provisions

Equity awards do not accelerate in connection with a change in control, unless the awards are not assumed or substituted or in connection with certain qualifying terminations in connection with a change in control pursuant to our Severance and Change in Control Agreements with our named executive officers.

No Special Benefit Plans for Executives	We do not have any special benefit or retirement plans that are exclusive to the executive population.

No Excessive Perquisites	We do not provide excessive perquisites for executives.

Determination of Compensation

Role of the board of directors and people and compensation committee. The people and compensation committee oversees our executive compensation program, including executive salaries, payouts under our Bonus Plan, the size and structure of equity awards, and any executive perquisites. Our board of directors is responsible for determining the compensation of our Chief Executive Officer based on the evaluation and recommendation of the people and compensation committee.

Role of compensation consultant. The people and compensation committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2024, Semler Brossy provided guidance regarding the amount and types of compensation that we provide to our executives, how our compensation practices compare to the compensation practices of other companies, including with respect to a peer group of companies developed in consultation with Semler Brossy, and other compensation-related matters. Semler Brossy reports directly to the people and compensation committee, although Semler Brossy may meet with members of management for the purpose of gathering information on proposals that management may make to the board of directors and the people and compensation committee. Our people and compensation committee has evaluated Semler Brossy’s independence pursuant to the requirements of Nasdaq and SEC rules and has determined that Semler Brossy does not have any conflicts of interest in advising the people and compensation committee. Semler Brossy does not provide any services to us other than the services relating to executive and director compensation.

Role of management. In setting compensation for 2024, Mr. Chesky and Mr. Stephenson worked closely with the board of directors and the people and compensation committee, in managing our executive compensation program and attended board of directors meetings. Our Chief Executive Officer made recommendations to the board of directors and the people and compensation committee regarding compensation for our executive officers (other than himself) because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding their own compensation package.

Use of comparative market data. For 2024, the people and compensation committee assessed the competitiveness of each element of the executive officers’ total direct compensation, against the executive pay peer group, as discussed below.

While the people and compensation committee did not establish compensation levels solely based on a review of competitive data, it believes such data is a meaningful input to our compensation policies and practices in order to attract and retain qualified executive officers. The people and compensation committee also considered a number of other factors, including: Company performance relative to our stakeholder priorities, each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, individual performance and demonstrated leadership, and internal equity pay considerations.

In developing this peer group, the people and compensation committee took into account a number of factors, including:

•	Actual experience in the talent market (companies with similar characteristics and business dynamics from which we source and to which we potentially lose executive talent);

•	Scale and complexity (using revenue and valuation);

•	Geography (for example, preference for companies with significant presence in the San Francisco Bay Area); and

•

Company business characteristics (for example, comparably sized high-growth technology companies, technology-oriented gig economy companies, marketplace platforms, global operations, and other high growth indicators).

After considering the above factors, our people and compensation committee used the following primary peer group for 2024 compensation decisions:

Primary Peer Group for 2024 Pay Decisions
Adobe	Salesforce
Block	ServiceNow
Booking Holdings	Shopify
DoorDash	Spotify
Intuit	Uber
Netflix	Zoom Video Communications
Pinterest

The 2024 peer group reflected the following changes from our 2023 peer group, which were aimed at ensuring the group continued to reflect the broader talent market and the evolving competitive landscape:

•	Added: Shopify and Spotify

•	Removed: eBay, Expedia Group, Lyft, PayPal Holdings, X (formerly Twitter), and Workday

As a secondary reference, the people and compensation committee also reviewed a broader peer group that includes Alphabet, Amazon, Apple, Disney, Meta Platforms (formerly Facebook), Microsoft, Nike, and Tesla. These eight technology and household brand bellwether companies are clear and demonstrated talent competitors and we believe it is important to also review their compensation practices, and in some cases as a reference when determining market compensation practices. However, the people and compensation committee did not include these eight companies in the primary peer group given their outsized scale.

Annual Say-on-Pay Vote. We hold our advisory vote on executive compensation (commonly known as a say-on-pay vote) every year. The people and compensation committee considers stakeholder concerns, including the Say-on-Pay vote at our 2024 Annual Meeting of Stockholders, at which 98.8% of votes cast approved the proposal, and annually reevaluates our compensation practices to determine how they might be improved.

Elements of Our Executive Compensation Program

For 2024, the primary elements of our named executive officers’ direct compensation and a brief description of each are:

Element	Description
Base Salary	Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income.

Element	Description
Short-Term Cash Incentive Compensation	Annual performance bonuses directly ties pay to key strategic priorities, which we believe will lead to sustained value for all stakeholders over the long term.
Equity-Based Long-Term Incentive Compensation	Equity compensation, provided in the form of stock options and RSUs, reinforces the importance of a long-term, ownership orientation, creates alignment with our stakeholders, and promotes retention. Equity-based compensation is the most significant portion of compensation for our executives, as illustrated below.

Average NEO Compensation (excluding CEO)

5%
4%
35%
56%
Base Salary
Target Bonus
Options
RSUs

Approximately 100% of our CEO’s compensation and approximately 95% of our other named executive officers’ compensation (on average), each as shown above, is variable. Note that Mr. Chesky does not receive any direct compensation outside of the Multi-Year Award (as defined and described below), which is comprised solely of performance-based RSUs.

In addition, our named executive officers are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also provide certain limited severance benefits, limited perquisites, and other benefits, which aid in attracting and retaining executive talent. Each of these elements of compensation for 2024 is described further below.

Base Salary

The base salary of each named executive officer, other than Mr. Chesky, is intended to align with the scope and complexity of their roles, their relative capabilities, and competitive market realities. The people and compensation committee reviews the base salaries of our executive officers annually and may adjust them to reflect market conditions or other factors.

At the beginning of 2024, the people and compensation committee increased base salaries for the named executive officers by 8% to 13% (with the exception of Mr. Chesky whose base salary remained at $1 and Ms. Mertz whose base salary was increased in connection with her promotion) to maintain competitive cash compensation. All base salary increases were made effective February 18, 2024, with the exception of Ms. Mertz, whose salary was increased on March 1, 2024 in connection with her promotion. These increases are the first for our continuing named executives since the IPO. The base salaries of our named executive officers were set as follows:

Named Executive Officer	Previous Base Salary	2024 Base Salary ($)
Brian Chesky	$1	$1
Elinor Mertz	$415,000	$650,000
Dave Stephenson	$600,000	$650,000
Nathan Blecharczyk	$400,000	$450,000
Aristotle Balogh	$600,000	$650,000

As discussed in the “CEO Multi-Year Equity Award” section below, Mr. Chesky requested, and the board of directors approved, a base salary of $1 per year upon the approval of his equity award in November 2020.

Cash Incentive Compensation

Approach to Short-Term Cash Incentives

Airbnb’s Bonus Plan has been designed to attract and retain key talent and reward executives based on performance against key strategic priorities. Our philosophy is to cover performance beyond Company financial performance and include broader stakeholder priorities.

Upon Mr. Chesky’s request and in light of his holdings of our common stock, our board of directors determined that Mr. Chesky would not participate in the Bonus Plan, and it is intended that he will not be a participant in the Bonus Plan going forward. All of our other named executive officers participated in the Bonus Plan.

Target bonus levels for our named executive officers remained the same in 2024. The 2024 target bonuses for our named executive officers as a percentage of base salary were as follows:

Named Executive Officer	2024 Target Bonus as a Percentage of Base Salary (%)
Brian Chesky	N/A
Elinor Mertz	75
Dave Stephenson	75
Nathan Blecharczyk	60
Aristotle Balogh	75

Payouts for 2024 were determined based on the product of: (i) the named executive officer’s annual base salary as of the last day of each eligible base pay period (June 30, 2024 and December 31, 2024); (ii) his or her target annual bonus percentage as of December 31, 2024; and (iii) a Company performance multiplier.

2024 Short-Term Cash Incentive Plan

Our Bonus Plan is designed to attract and retain key talent, reward executives based on performance against key strategic priorities and align with our focus on continued long-term value creation for all of our stakeholders.

The people and compensation committee used the same structure for all bonus participants, including our participating named executive officers, to focus the Company on a common set of performance objectives. The Bonus Plan allows above target payouts and were capped at 120% of target. The Bonus Plan covers performance beyond Company financial performance and includes broader stakeholder priorities. We believe this design allows our leaders to focus on improving our business and operations, which will drive long-term success for our shareholders. The Bonus Plan focused on five 2024 Company priorities:

•	Business Performance: Deliver topline growth

•	Make Hosting Mainstream: Grow listings base to meet demand growth

•	Perfect the Core: Improve our operations, technology, and other foundational objectives

•	Expand Beyond the Core: Develop international markets and deliver the 2024 Winter release

•	Grow and Engage our Guest Community: Focus on product releases and guest acquisition and retention

At the beginning of the year, the people and compensation committee established weightings for each priority and specific, objective metrics within each that reflected a combination of annual goals and other strategic priorities that needed to be accomplished during the year. Over the course of the year, there were over 20 specific metrics, each of which maps to longer-term commitments across our five key stakeholders: hosts, guests, the communities within which we operate, employees, and shareholders.

Company Priority	Examples of Metrics Considered	Weighting	Weighted Achievement
Business Performance	• Nights booked growth	15%	15%
Make Hosting Mainstream	• Listings growth	15%	15%
Perfect the Core	• Quality of trips taken • User satisfaction with customer service interactions • Site reliability • Fixed cost growth	25%	23%
Expand Beyond the Core	• International markets growth • Winter Release launch	15%	14%
Grow and Engage our Guest Community	• Summer Release launch • New guest growth	30%	29%

Goals and performance on the five priorities are tracked semi-annually and paid out after the end of the year. The formulaic assessment of performance resulted in a payout of 96% of target.

2024 Bonus Payout

Named Executive Officer	Target Annual Bonus ($)	2024 Percentage Achievement (%)	2024 Bonus Payout ($)
Elinor Mertz	$487,500	96%	$468,000
Dave Stephenson	$487,500	96%	$468,000
Nathan Blecharczyk	$270,000	96%	$259,200
Aristotle Balogh	$487,500	96%	$468,000

Equity Compensation

Equity compensation reinforces the importance of a long-term, ownership orientation, creates alignment with our stakeholders, and promotes retention. Equity-based compensation is the most significant portion of compensation for our named executive officers. We grant a mix of stock options and RSUs to our executives.

Over the past several years, annual awards to our named executive officers (other than Mr. Chesky) were granted 50% in stock options and 50% in RSUs, based on their target values. Beginning in 2024, annual awards were granted with 70% of the target value in RSUs and 30% of the target value in stock options. We believe this mix is more appropriate given the Company’s priorities and grant practices among our peers.

Stock options only provide value to executives when the stock price increases. We believe that stock price growth will only happen in a meaningful and sustained way if we are successful in creating value for all of our core stakeholders. The 10-year term of our options further promotes a long-term orientation. Our stock options generally vest over four years with monthly vesting over the four-year period, subject to continued service. Our RSUs generally have a service-based vesting condition. The vesting period for these awards is typically four years with quarterly vesting over the four-year period, subject to continued service.

2024 Annual Equity Grants

In 2024, we granted each named executive officer other than Mr. Chesky an annual equity award (the “2024 Annual Equity Grants”). The size of such grants was set by our people and compensation committee following consideration of a number of factors set forth in the subsection titled “—Determination of Compensation” above, as well as our Chief Executive Officer’s recommendations. The 2024 Annual Equity Grants were made in April 2024, consistent with the timing of grants made to our broader employee population.

The annual 2024 RSU grants have a service-based vesting condition that is satisfied for each named executive officer as to 1/16th of the RSUs on each quarterly anniversary of February 19, 2024, in each case, subject to the executive’s continued service with us through each applicable vesting date. The 2024 option awards have an exercise price of $168.18 and vest in 48 substantially equal monthly installments beginning on the first monthly anniversary of February 19, 2024, in each case, subject to the executive’s continued service with us through each applicable vesting date.

The number of shares subject to RSU and option awards granted to our named executive officers as part of the 2024 Annual Equity Grants were as follows:

Named Executive Officer	Number of RSUs	Number of Options
Elinor Mertz	46,534	49,858
Dave Stephenson	46,534	49,858
Nathan Blecharczyk	30,247	32,408
Aristotle Balogh	46,534	49,858

Additional Equity Grants

In April 2024, the people and compensation committee also approved an additional one-time award of 33,239 RSUs to each of Messrs. Stephenson and Balogh with a service based vesting condition that is satisfied as to 18.75% on each of the first four quarterly anniversaries of February 19, 2024 and as to 6.25% on each of the four quarterly anniversaries thereafter, in each case, subject to the executive’s continued service with us through each applicable vesting date. These awards were made to align pay levels closer to external benchmarks, help maintain unvested holdings, and improve retentive strength.

CEO Multi-Year Equity Award

Mr. Chesky’s 2024 compensation reflects the compensation program that was implemented by the board of directors in November 2020. At that time, our board of directors, in consultation with its compensation consultant, Semler Brossy, designed a new compensation program for Mr. Chesky, whom it considered critical to retain and incentivize in light of his sustained and unparalleled leadership since the inception of Airbnb. Under the program, the board of directors reduced Mr. Chesky’s base salary from $110,000 to $1 and set his target bonus at $0, per Mr. Chesky’s preference. In addition, in November 2020, the board of directors granted Mr. Chesky the multi-year equity award, comprising 12 million RSUs (the “Multi-Year Award”).

CEO Compensation Design Objectives:

•	Align with our vision of a 21st century company that is committed to the long-term interests of all stakeholders.

•	Provide flexibility to the changing needs and priorities of our business and stakeholders.

•	Require high levels of performance to achieve meaningful value while not encouraging short-term gains through risk-taking.

•	Incentivize long-term performance beyond typical market pay constructs.

•	Promote transparency with simple design and full disclosure.

•	Implement a structure that is equitable and justifiable to Mr. Chesky and all of our stakeholders.

Multi-Year Award Performance Update

In 2024, no new tranches of the Multi-Year Award were earned or vested. However, per the terms of the award, the shares subject to tranche 2, which became earned and vested in 2022, were delivered to Mr. Chesky on November 11, 2024. The Multi-Year Award is structured so that meaningful value may only be realized upon the achievement of sustained and significant high-performance levels. The award is divided into ten tranches that are eligible to vest based on the achievement of stock price goals measured based on the average of our stock price over a 60 trading day trailing average during the performance period. Each tranche will vest on the later of the applicable vesting eligibility date set forth in the table below, or, starting on the first anniversary of the date of grant, the date such average stock price exceeds the stock price hurdle, subject to Mr. Chesky’s continued employment as our Chief Executive Officer. Shares issuable in respect of vested RSUs will be issued to Mr. Chesky on the second anniversary of the vesting date, except for an amount necessary to cover any taxes due in connection with the vesting, which will be withheld to cover, or issued to offset, such taxes.

Significant Stretch Hurdles

The Multi-Year Award is structured so that meaningful value may only be realized upon the achievement of sustained and significant high-performance levels. In order to earn all of the tranches, the stock price will have to be over 7x the price at IPO and 13x the price at the time of grant.

Tranche	Vesting Eligibility Date	Number of RSUs	Stock Price Hurdle
1	November 10, 2021	1,200,000	$ 125.00
2	November 10, 2022	1,200,000	$ 165.00
3	November 10, 2023	1,200,000	$ 205.00
4	November 10, 2024	1,200,000	$ 245.00
5	November 10, 2025	1,200,000	$ 285.00
6	November 10, 2026	1,200,000	$ 325.00
7	November 10, 2027	1,200,000	$ 365.00
8	November 10, 2028	1,200,000	$ 405.00
9	November 10, 2029	1,200,000	$ 445.00
10	November 10, 2030	1,200,000	$ 485.00

Commitment to Stakeholders

In designing the compensation program for Mr. Chesky, our board of directors was cognizant of Mr. Chesky’s intention to contribute shares of our common stock worth over $100 million to support the Host Endowment Fund and to donate the net proceeds from the Multi-Year Award to community, philanthropic and charitable causes.

Perquisites and Other Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, with the exception of the benefits below, we did not generally provide perquisites to our executive officers in 2024.

As a result of Mr. Chesky’s and Mr. Blecharczyk’s high profiles as the Chief Executive Officer, Co-Founder of Airbnb and Chief Strategy Officer, Co-Founder of Airbnb, respectively, and the global footprint of the business, we maintain an executive protection security program pursuant to which we pay for costs related to security for Messrs. Chesky and Blecharczyk. Security is provided at their respective personal residences, during business travel and during some personal travel. Security includes the use of a leased vehicle and driver, who is also a member of the security detail. Although the overarching purpose of the program is business related, some aspects of the program provide direct and indirect benefits to Messrs. Chesky and Blecharczyk. The costs of this program attributable to security at their respective personal residence or during personal travel are reported in our “2024 Summary Compensation Table” below as “All Other Compensation” for Messrs. Chesky and Blecharczyk. We engaged a third party consulting firm to perform annual risk assessments for Messrs. Chesky and Blecharczyk. Security costs in 2024 were consistent with those assessments.

All employees, including our named executive officers except Mr. Chesky, are provided an employee travel coupon up to $500 at the beginning of each calendar quarter, as well as an additional amount intended to serve as a tax gross-up on the value of the travel coupon. We also provide an additional travel coupon and certain gifts on certain employment-based milestones (for example, an additional travel coupon of $2,000 and gift on their fifth anniversary of employment with us), as well as an additional amount intended to serve as a tax gross-up on the value of the travel coupon and gift.

We may also pay filing fees incurred by our executives under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on their behalf from time to time.

Tax Gross-Ups. We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company, other than nominal amounts provided to all employees in connection with the employee travel coupon, work-from-home reimbursements and wellbeing allowances (as described below), and other limited benefits, or in limited circumstances, such as in connection with relocations.

Health and Welfare and Retirement Benefits

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental, and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance;

•	life and accidental death and disability insurance; and

•	family and caregiving benefits, including support for fertility, adoption and surrogacy.

We also provide all employees with limited work-from-home reimbursements and wellbeing allowances under our Live and Work Anywhere Allowance (of up to $350 in reimbursements per quarter towards eligible expenses) and Educate Anywhere Allowance (of up to $1,000 in reimbursements annually towards eligible expenses).

401(k) Plan. We currently maintain a 401(k) retirement savings plan for our U.S. employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Severance Benefits

Each of our named executive officers are party to Change in Control and Severance Agreements, which provide for certain severance benefits and payments both outside of and in connection with a change in control. A description of such agreements as well as information on the estimated payments and benefits that our named executive officers would have been eligible to receive as of December 31, 2024, is set forth in the subsection titled “—Potential Payments Upon Termination or Change in Control” below.

Company Policies Regarding Hedging and Pledging

Executive officers, members of the board of directors, employees and independent contractors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Airbnb stock owned by them. In addition, pledging of Airbnb stock by executive officers and members of the board of directors as collateral for loans and investments is prohibited absent approval by the board of directors, and such pledge shall not exceed 5% of the outstanding shares of Company securities held by such officer or director and such loan shall not exceed an aggregate amount of $50 million.

Clawback Policy

We have adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers in the event of an accounting restatement, as required by recent SEC rules and Nasdaq Listing Rules implemented pursuant to the Dodd-Frank Act.

Executive Stock Ownership Policy

We have also adopted a stock ownership policy that applies to our executive officers (including our Chief Executive Officer) and certain other key employees. Employees covered by the policy are required to hold a number of shares of common stock equal to: (i) for our Chief Executive Officer, ten times his annual base salary and (ii) for each other executive officer and key employee, five times their annual base salary. Under the policy, until a covered employee has reached the minimum ownership guideline, 50% of the shares acquired pursuant to Company equity awards (net of taxes) must be held by such employee.

Practices Related to the Timing of Grants of Certain Equity Awards
Our general practice is to not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. Although we do not have a formal policy with respect to the timing of our equity award grants, the people and compensation committee has historically granted such awards on a predetermined annual schedule, though it has, from time to time, made grants at other times (for example, in connection with hiring and promotions). In fiscal year 2024, we did not grant option awards to our named executive officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form
8-K
that discloses material nonpublic information.
Tax and Accounting Considerations
As a general matter, our board of directors reviews and considers the various tax and accounting implications of compensation programs we utilize.
Deductibility of Executive Compensation
. Section 162(m) of the Code denies a
publicly-traded
corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executive officers. However, we believe that maintaining the discretion to provide compensation that is non-deductible
allows us to provide compensation tailored to the needs of our Company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.
Accounting for
Stock-Based
Compensation
. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718,
Compensation-Stock
Compensation (“ASC Topic 718”) for our
stock-based
compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based
awards made to employees and directors, including stock options and RSUs, based on the grant-date
fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.
Report of the People and Compensation Committee
The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.
The People and Compensation Committee of the Board of Directors of Airbnb, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the People and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2025 Annual Meeting of Stockholders and incorporated by reference in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2024.
People and Compensation Committee
Angela Ahrendts (Chair)
Kenneth Chenault
Alfred Lin

EXECUTIVE COMPENSATION TABLES

2024 Summary Compensation Table

The following table contains information about the compensation earned by each of our named executive officers during the fiscal years presented.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian Chesky	2024	1	—	—	—	—	186,325	186,326
President and Chief Executive Officer	2023	1	—	—		—	295,124	295,125
	2022	1	—	—	—	—	311,232	311,233
Elinor Mertz
Chief Financial Officer	2024	606,615	—	7,527,805	4,718,262	468,000	13,923	13,334,605
Dave Stephenson	2024	642,308	—	12,904,878	4,718,262	468,000	11,330	18,744,778
Chief Business Officer and Head of Employee Experience	2023	600,000	—	4,633,983	5,332,236	432,000	8,884	11,007,103
	2022	600,000	—	4,071,961	4,971,652	436,500	6,682	10,086,795
Nathan Blecharczyk	2024	442,308	—	4,893,057	3,066,899	259,200	133,192	8,794,656
Co-Founder, Chief Strategy Officer and Chairman of Airbnb China	2023	400,000	—	2,889,738	3,763,939	230,400	200,382	7,484,459
	2022	400,000	—	3,054,096	3,728,698	232,800	250,250	7,665,844
Aristotle Balogh	2024	642,308	—	12,904,878	4,718,262	468,000	13,787	18,747,235
Chief Technology Officer	2023	600,000	—	4,334,607	5,645,908	432,000	17,468	11,029,983
	2022	600,000	—	4,326,469	5,282,309	436,500	13,058	10,658,336

(1)

Amounts reflect the total annual base salary earned by each named executive officer in the relevant year. During 2024, Ms. Mertz’s base salary was increased from $415,000 to $650,000 in connection with her promotion to Chief Financial Officer effective March 1, 2024, and each named executive officer’s (other than Mr. Chesky’s) annual base salary was increased effective February 18, 2024 by $50,000.

(2)

For 2024, amounts reflect the grant-date fair value of stock awards and option awards granted during 2024 computed in accordance with ASC Topic 718. The fair value of the awards on the grant date may not reflect the actual amounts paid to or realized by the named executive officer. See Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for the assumptions used in calculating these values.

(3)	For 2024, amounts reflect payouts under the Bonus Plan. See the description of the Bonus Plan under “Cash Incentive Compensation—2024 Short-Term Incentive Plan” above.

(4)	The following table provides the amounts of other compensation, paid to, or on behalf of, named executive officers during 2024 included in the “All Other Compensation” column.

Name	401(k) Matching Contributions ($)	Travel Coupons ($)		Travel Coupons- Gross-Up ($)	Miscellaneous (a) ($)	Total ($)
Brian Chesky	—	—		—	186,325	186,325
Elinor Mertz	10,350	2,000		1,573	—	13,923
Dave Stephenson	4,154	4,000	(b)	2,632	544	11,330
Nathan Blecharczyk	—	2,000		1,631	129,561	133,192
Aristotle Balogh	10,350	2,000		1,437	—	13,787

(a)

Represents (i) for Messrs. Chesky and Blecharczyk, personal security costs incurred in 2024 and paid on his behalf by the Company, including the cost of a leased vehicle, driver and security detail, in each case, attributable to security at his personal residence or during personal travel and (ii) for Mr. Stephenson, a gift and related gross up payment in connection with his five-year anniversary at the Company in accordance with our policy.

(b)	Represents an additional $2,000 travel coupon issued to Mr. Stephenson in connection with his five-year anniversary at the Company in accordance with our policy.

Grants of Plan-Based Awards in 2024

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Per Share of Option Awards ($/Share)	Grant-Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Brian Chesky	—		—	—	—	—	—	—

Elinor Mertz			487,500	585,000

	4/5/2024(3)					49,858	168.18	4,718,262

	4/5/2024(4)				46,534			7,527,805

Dave Stephenson			487,500	585,000

	4/5/2024(3)					49,858	168.18	4,718,262

	4/5/2024(4)				46,534			7,527,805

	4/5/2024(5)				33,239			5,377,073

Nathan Blecharczyk			270,000	324,000

	4/5/2024(3)					32,408	168.18	3,066,899

	4/5/2024(4)				30,247			4,893,057

Aristotle Balogh			487,500	585,000

	4/5/2024(3)					49,858	168.18	4,718,262

	4/5/2024(4)				46,534			7,527,805

	4/5/2024(5)				33,239			5,377,073

(1)

Represents potential payouts under the Bonus Plan. Target and maximum amounts assume full achievement of all goals. There is no threshold payout under the plan. For additional detail on the Bonus Plan, see “Cash Incentive Compensation-2024 Short-Term Incentive Plan” above.

(2)

The amounts shown represent grant-date fair value of stock awards and option awards granted during 2024 computed in accordance with ASC Topic 718. See Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for the assumptions used in calculating these values.

(3)	The option vests in 48 substantially equal installments on each monthly anniversary of February 19, 2024, subject to continued service.

(4)	The RSUs vest as to 1/16th of the total number of RSUs on each quarterly anniversary of February 19, 2024, subject to continued service.

(5)

The RSUs vest as to 18.75% of the total number of RSUs on each of the first four quarterly anniversaries of February 19, 2024 and as to 6.25% on each of the four quarterly anniversaries thereafter, in each case, subject to continued service.

Outstanding Equity Awards at Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

	Option Awards					Stock Awards

Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)

Brian Chesky	11/10/2020	—	—	—	—	—	—	9,600,000	1,261,536,000

Elinor Mertz	11/25/2015	12,184	—	29.955	11/23/2025

	2/25/2017	14,286	—	52.50	4/19/2027

	2/25/2018	14,286	—	52.70	3/15/2028

	2/25/2019	39,666	—	63.025	3/21/2029

	2/25/2020	37,334	—	40.18	3/24/2030

	2/19/2021(3)					644	87,256

	2/25/2021(4)	10,895	474	194.39	3/19/2031

	2/19/2022(3)					8,001	1,051,411

	2/19/2022(4)	19,430	8,001	167	3/19/2032

	2/19/2023(3)					19,300	2,536,213

	2/19/2023(5)					156	20,500

	2/19/2023(4)	16,849	19,913	122.41	3/27/2033

	11/19/2023(3)					12,120	1,592,689

	11/19/2023(3)					7,516	987,678

	2/19/2024(4)	10,387	39,471	168.18	4/5/2034

	2/19/2024(3)					37,809	4,968,481

Dave Stephenson	2/25/2020	60,395	—	40.18	8/8/2030

	2/25/2021(4)	48,420	2,106	194.39	3/19/2031

	2/19/2021(3)					1,264	166,102

	2/19/2022(4)	43,178	17,780	167	3/19/2032

	2/19/2022(3)					7,620	1,001,344

	2/19/2023(4)	37,065	47,017	122.41	3/27/2033

	2/19/2023(3)					19,530	2,566,437

	11/19/2023(3)					3,030	398,172

	2/19/2024(4)	10,387	39,471	168.18	4/5/2034

	2/19/2024(3)					37,809	4,968,481

	2/19/2024(6)					14,543	1,911,096

Nathan Blecharczyk	2/25/2020	52,308	—	40.18	11/10/2030

	11/25/2020	361,215	—	40.18	11/10/2030

	2/25/2021(4)	36,316	1,579	194.39	3/19/2031

	2/19/2021(3)					948	124,577

	2/19/2022(4)	32,383	13,335	167	3/19/2032

	2/19/2022(3)					5,715	751,008

	2/19/2023(4)	28,082	33,188	122.41	3/27/2033

	2/19/2023(3)					13,786	1,811,618

	2/19/2024(4)	6,751	25,657	168.18	4/5/2034

	2/19/2024(3)					24,576	3,229,532

	Option Awards					Stock Awards

Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)

Aristotle Balogh	5/25/2019	7,403	—	59.91	11/13/2028

	2/25/2020	24,411	—	40.18	8/8/2030

	2/25/2021(4)	51,447	2,237	194.39	3/19/2031

	2/19/2021(3)					1,343	176,484

	2/19/2022(4)	45,876	18,891	167	3/19/2032

	2/19/2022(3)					8,096	1,063,895

	2/19/2023(4)	19,147	49,782	122.41	3/27/2033

	2/19/2023(3)					20,679	2,717,427

	2/19/2024(4)	10,387	39,471	168.18	4/5/2034

	2/19/2024(3)					37,809	4,968,481

	2/19/2024(6)					14,543	1,911,096

(1)	Amounts are calculated by multiplying the number of shares shown in the table by $131.41, the closing per share price of our Class A common stock as of December 31, 2024.

(2)

Represents the Multi-Year Award based on the number of shares subject to the eight tranches that remain eligible to vest. The Multi-Year Award is divided into ten tranches that are eligible to vest based on the achievement of stock price goals measured based on the average of our stock price over a 60 trading day trailing average during a ten-year performance period. Each tranche will vest on the later of the specified vesting eligibility date, or, starting on the first anniversary of the date of grant, the date such average stock price exceeds the applicable stock price hurdle, subject to Mr. Chesky’s continued employment as our Chief Executive Officer. During 2021, the first two tranches of the Multi-Year Award were earned based on the Company’s achievement of the stock price hurdles in accordance with the terms of the Multi-Year Award, and each such tranche vested on November 10, 2021 and November 10, 2022, respectively. During 2023 and 2024, no additional tranches of the Multi-Year Award were earned. Other than an amount necessary to cover taxes, shares underlying the vested RSUs will not be issued until two years after the RSUs vest. For additional detail on the vesting of the Multi-Year Award, see “CEO Multi-Year Equity Award” above.

(3)	The RSUs vest as to 1/16th of the total number of RSUs on each quarterly anniversary of the vesting commencement date, subject to continued service.

(4)	The option vests in 48 substantially equal installments on each monthly anniversary of the vesting commencement date, in each case, subject to continued service.

(5)	The RSUs vest as to 1/8th of the total number of RSUs on each quarterly anniversary of the vesting commencement date, subject to continued service.

(6)

The RSUs vest as to 18.75% of the total number of RSUs on each of the first four quarterly anniversaries of the vesting commencement date and as to 6.25% on each of the four quarterly anniversaries thereafter, in each case, subject to continued service.

Option Exercises and Stock Vested

The following table summarizes the stock options that were exercised and the RSUs that vested during 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise(1)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(2)
Brian Chesky	—	$—	—	—
Elinor Mertz	—	$—	82,601	11,277,314
Dave Stephenson	133,208	$14,545,904	61,465	8,354,076
Nathan Blecharczyk	156,924	$16,448,774	80,677	11,069,876
Aristotle Balogh	419,728	$44,511,732	55,457	7,545,278

(1)	Represents the difference between the fair market value of our stock underlying the options at exercise and the exercise price of the option.

(2)

Reflects the product of the number of shares of stock vested multiplied by the closing price of our common stock on the vesting date (or, if the vesting date is not a trading date, the closing price of our common stock on the last trading date immediately preceding the vesting date).

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation for Fiscal Year 2024

The following table provides information concerning the portions of the Multi-Year Award that were earned and vested but are subject to deferral under the applicable RSU award agreement. The RSUs were previously reported as compensation for 2020 based on their fair value as of the grant date in the Summary Compensation Table and have also been reported in the Option Exercises and Stock Vested Tables in 2022 and 2021 based on their fair value as of the vesting date. We do not maintain any other deferred compensation arrangements.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($) (2)	Aggregate Balance at Last FYE ($) (3)
Brian Chesky	—	—	(1,758,484)	154,712,119	0

(1)

Represents the change in value of shares of our Class A common stock subject to the vested RSUs based on the change in the closing per share price from December 29, 2023 to November 8, 2024 (the closing price of our common stock on the last trading date immediately preceding the settlement date since the settlement date was not a trading date), for the 1,149,336 RSUs subject to the second tranche of the Multi-Year Award that vested in 2022 and was settled on November 10, 2024.

(2)

Represents the value of the 1,149,336 shares of our Class A common stock subject to the second tranche of the Multi-Year Award that were delivered to Mr. Chesky on November 10, 2024, based on the closing price of our common stock on the last trading date immediately preceding the settlement date since the settlement date was not a trading date.

(3)	As of December 31, 2024, there were no vested RSUs outstanding for which settlement has been deferred. Accordingly, there is no value to include herein.

Potential Payments Upon Termination or Change in Control

Change in Control and Severance Agreements

The people and compensation committee approved Change in Control and Severance Agreements for each of our named executive officers. These agreements remained in place during 2024 for each of our named executive officers. The agreements provide that in the event of the named executive officer’s termination without “cause” (as defined below) outside of the Change in Control Period (as defined below): (i) the named executive officer will be entitled to receive a cash amount equal to their annual base salary, payable in a single lump-sum payment, less applicable withholdings; and (ii) if the executive elects to receive continued healthcare coverage under COBRA, the Company will directly pay, or reimburse the named executive officer for the premium of continued healthcare coverage for the named executive officer and the executive’s covered dependents through the earlier of the annual anniversary of the date of termination and the date the named executive officer and the executive’s dependents become eligible for coverage under another employer’s plans. In addition, any outstanding equity awards held by the named executive officer that vest solely based on continued services will become vested with respect to the number of shares that would have vested during the six months following the date of termination had the executive’s employment continued.

In the event of the named executive officer’s termination without “cause” or resignation for “good reason” (as defined below), within the period three months prior to and ending 12 months following a “change in control” of the Company (as defined in each applicable agreement) (the “Change in Control Period”): (i) the named executive officer will be entitled to receive a cash amount equal to their annual base salary plus target annual bonus, payable in a single lump-sum payment, less applicable withholdings; and (ii) if the executive elects to receive continued healthcare coverage under COBRA, the Company will directly pay, or reimburse the named executive officer for the premium of continued healthcare coverage for the named executive officer and the executive’s covered dependents through the earlier of the annual anniversary of the date of termination and the date the named executive officer and the executive’s dependents become eligible for coverage under another employer’s plans. In addition, any outstanding equity awards held by the named executive officer that vest solely based on continued services will become fully vested. Equity awards that have performance-vesting conditions will be governed by the terms of their award agreements.

“Cause” as defined in the Change in Control and Severance Agreements means the executive’s (i) conviction of, or entering a plea of guilty or no contest to or for, any felony (other than as a result of vicarious liability) or any crime involving moral turpitude, (ii) commission of an act of harassment or discrimination (as defined by the Company’s anti-harassment, discrimination, and retaliation policy or any successor policy), sexual assault, fraud, embezzlement or material misappropriation, (iii) material breach of fiduciary duty against the Company which has had or will have an adverse effect on the Company’s business, (iv) gross negligence or willful misconduct in the performance of the executive’s employment obligations and duties that has had or will have a material adverse effect on the Company’s business, (v) material breach of any material written agreement between the executive and the Company or any material written policy of the Company, (vi) continued failure or refusal to perform material duties required of the executive under executive’s employment agreement or offer letter, or as instructed by the individual to whom executive directly reports, and (vii) any other misconduct which is, or could reasonably be expected to be, injurious to the financial condition or business reputation of the Company; and in the case of clauses (iv), (v), (vi) or (vii), only after there has been delivered to the executive a written demand to cure such breach with reasonable detail regarding the nature of the breach and, if such breach is capable of cure, such breach has not been cured within 30 days from the date on which the executive received the written demand. Notwithstanding the foregoing, Cause shall not be deemed to exist under subclause (v), (vi) or (vii) during any Change in Control Period unless the act, or failure to act, giving rise to Cause is willfully taken, or not taken, with intent to harm the Company or any of its affiliates.

“Good Reason” as defined in the Change in Control and Severance Agreements means the occurrence of any of the following without the executive’s written consent: (i) a material diminution in the executive’s authority, duties or responsibilities as in effect immediately prior to such reduction (excluding any interim responsibilities); (ii) a material reduction in the executive’s annual base salary; (iii) the relocation of the executive’s place of work to a location that increases the executive’s one-way commute by more than fifty (50) miles; or (iv) the Company’s material breach of a material agreement between the executive and the Company; provided, that no resignation for Good Reason shall be effective unless and until (1) the executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days after the occurrence thereof, (2) the Company has not cured such acts or omissions that are capable of cure within thirty (30) days of its actual receipt of such notice, and (3) the effective date of the executive’s termination for Good Reason occurs no later than sixty (60) days after the initial existence of the facts or circumstances constituting Good Reason.

All such severance payments and benefits under the Change in Control and Severance Agreements will be subject to the named executive officer’s execution of a general release of claims against us.

Equity Plans

In addition to the severance benefits provided under the Change in Control and Severance Agreements, as described above, under our 2008 Equity Incentive Plan, our 2018 Equity Incentive Plan and our 2020 Incentive Award Plan, in the event of a change in control of the Company where outstanding awards are not assumed or substituted, all awards, other than the Multi-Year Award, will vest in full. The vesting of the Multi-Year Award converts to a service-based award based on the price per share to be received by securityholders in connection with the change in control and the vesting date applicable to each stock hurdle achieved. The converted service-based award fully accelerates if not assumed or substituted or upon a termination without “cause” or due to a “constructive termination” (each as defined in Mr. Chesky’s offer letter) within 12 months following the change in control. Outside of a change in control, in the event Mr. Chesky’s employment is terminated without cause or due to a constructive termination, the Multi-Year Award will remain outstanding and eligible to vest for six months following the date of termination.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 31, 2024, and the price per share of our Class A common stock is the closing price as of December 31, 2024 ($131.41). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date.

	UPON QUALIFYING TERMINATION—OUTSIDE OF CHANGE IN CONTROL PERIOD				UPON QUALIFYING TERMINATION—DURING CHANGE IN CONTROL PERIOD

Name	Cash Severance ($)(1)	Continuation Of Medical Benefits ($)	Value Of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($)(1)	Continuation Of Medical Benefits ($)	Value Of Accelerated Vesting ($)(2)(3)	Total ($)

Brian Chesky	1	12,821	—	12,822	1	12,821	—	12,822

Elinor Mertz	650,000	37,548	2,656,677	3,344,225	1,137,500	37,548	11,423,445	12,598,493

Dave Stephenson	650,000	40,858	3,157,269	3,848,127	1,137,500	40,858	11,434,785	12,613,143

Nathan Blecharczyk	450,000	40,858	1,393,272	1,884,130	720,000	40,858	6,215,427	6,976,285

Aristotle Balogh	650,000	40,858	3,165,508	3,856,366	1,137,500	40,858	11,285,421	12,463,779

(1)

For each named executive officer, the severance amount related to base salary was determined based on the base salaries in effect on December 31, 2024 and the severance amount related to target annual bonus was determined based on the target bonuses as of December 31, 2024.

(2)

The value of accelerated options is calculated by multiplying (i) the number of shares accelerated by (ii) any positive excess of $131.41, the closing price per share of our Class A common stock on December 31, 2024, over the applicable exercise price, and the value of accelerated RSUs is calculated by multiplying the number of RSUs accelerated by $131.41, the closing price per share of our Class A common stock on December 31, 2024.

(3)

The amounts set forth in this column also represent the value of the acceleration of equity awards in the event of a change in control of the Company where outstanding awards are not assumed or substituted, where all awards, other than the Multi-Year Award, will vest in full. In such case, the vesting of the Multi-Year Award converts to a service-based award based on the price per share to be received by securityholders in connection with the change in control and the vesting date applicable to each stock hurdle achieved. Given that the closing price per share of our Class A common stock on December 31, 2024 was $131.41 and the next tranche of the Multi-Year Award requires attaining a stock price hurdle of $245.00 to be earned, there is no value reflected in the table above with respect to equity acceleration for Mr. Chesky.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.

The following table sets forth the ratio of our Chief Executive Officer Brian Chesky’s total compensation to that of the Company’s median employee for the year ended December 31, 2024.

Chief Executive Officer total annual compensation	$186,326
Median Employee total annual compensation	$271,657
Ratio of Chief Executive Officer to Median Employee total annual compensation	1 to 1.5

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The Company chose December 31, 2024 as the date for establishing the employee population used in identifying the median employee and 2024 as the measurement period. We captured all full time, part-time and temporary employees globally as of December 31, 2024.

We identified the median employee using the annualized base salary and annualized bonus target as of December 31, 2024, in addition to the aggregate fair market value of all equity awarded in 2024. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pursuant to SEC rules, the CEO pay ratio does not include the November 2020 equity award to Mr. Chesky that was intended to take the place of ten years of our CEO’s compensation. See “CEO Multi-Year Equity Award” section for more detail.

Pay Versus Performance Table
In accordance with the rules adopted by the SEC pursuant to the
Dodd-Frank
Act of 2010, we provide the following disclosure regarding executive compensation for our Chief Executive Officer and other
(non-CEO)
named executive officers (“NEOs”) and Company performance for the fiscal years listed below.
The amounts below shown for Compensation Actually Paid do not represent the value of cash and shares of the Company’s common stock received by NEOs during the year, but rather is an amount calculated in accordance with SEC rules and includes, among other things, year-over-year
changes in the value of unvested
equity-based
awards. As a result of the calculation methodology required by the SEC, Compensation Actually Paid amounts below differ from compensation actually earned, realized or received by the individuals.

					Value of Initial Fixed $100 Investment Based on:

Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(1)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)	Company Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income (Loss) (Thousands) ($)	Company Selected Measure: Stock Price Measure ($)(5)

2024	186,326	5,310,326	14,905,319	11,463,642	90.81	218.27	2,648,349	135.23

2023	295,125	303,463,125	9,721,168	19,646,568	94.08	159.77	4,791,795	128.87

2022	311,233	(585,324,767)	9,484,778	(20,027,758)	59.08	101.22	1,893,105	100.59

2021	132,152	301,440,152	9,419,946	19,647,185	115.05	140.97	(352,034)	176.69

2020	120,099,075	1,146,063,075	17,432,764	88,442,213	101.44	104.79	(4,584,716)	147.62

(1)
Amounts reported in these columns represent the total compensation as reported in the Summary Compensation Table for our CEO during each applicable fiscal year and the average of the total compensation as reported in the Summary Compensation Table for our remaining NEOs for the relevant fiscal year, which captures the individuals indicated in the table below for each fiscal year:

Year	CEO	Non-CEO NEOs

2024	Brian Chesky	Elinor Mertz, Dave Stephenson, Nathan Blecharczyk, and Aristotle Balogh

2023	Brian Chesky	Dave Stephenson, Nathan Blecharczyk, Aristotle Balogh, and Catherine Powell

2022	Brian Chesky	Dave Stephenson, Nathan Blecharczyk, Aristotle Balogh, and Catherine Powell

2021	Brian Chesky	Dave Stephenson, Nathan Blecharczyk, Aristotle Balogh, and Catherine Powell

2020	Brian Chesky	Dave Stephenson, Joseph Gebbia, Nathan Blecharczyk, and Catherine Powell

(2)
The calculation of 2024 Compensation Actually Paid reflects certain adjustments to the Total Compensation as reflected in the Summary Compensation Table for the CEO and our remaining NEOs as set forth below.

Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns is calculated in accordance with ASC Topic 718 and was determined by reference to (i) for solely service-vesting
RSU awards, the closing price per share on the applicable
year-end
date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for Mr. Chesky’s
Multi-Year
Award, using a Monte Carlo simulation model as of the applicable year-end
date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value; and (iii) for stock options, a Black Scholes value as of the applicable year-end
or vesting date(s). For all awards, fair value is determined based on the same methodology as used to determine grant-date
fair value. For additional information on the assumptions used to calculate the valuation of the awards, see the Note 12 to our consolidated financial statements in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024 and prior fiscal years.

Adjustments	CEO	Average Non CEO-NEOs

Summary Compensation Table Total	186,326	14,905,319

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable Fiscal Year	—	(13,863,076)

Increase for Year-End Fair Value of Equity Awards Granted in the Fiscal Year that were Outstanding and Unvested as of Fiscal Year-end, Determined as of the Fiscal Year-end	—	7,822,275

Increase for Vesting Date Fair Value of Equity Awards Granted and Vested in the Fiscal Year, Determined as of Vesting Date	—	2,976,978

Increase/Deduction for Equity Awards Granted During Prior Fiscal Years that were Outstanding and Unvested as of Applicable Fiscal Year-End, Determined Based on Change in Fair Value from Prior Fiscal Year-End to Applicable Fiscal Year-End	5,124,000	(790,154)

Increase/Deduction for Equity Awards Granted During Prior Fiscal Years that Vested during Applicable Fiscal Year, Determined Based on Change in Fair Value from Prior Fiscal Year-End to Vesting Date	—	412,300

Deduction for Equity Awards Granted During Prior Fiscal Years that Failed to Meet Vesting Conditions during Applicable Fiscal Year, Determined as of Prior Fiscal Year-End	—	—

TOTAL ADJUSTMENTS	5,124,000	(3,441,677)

COMPENSATION ACTUALLY PAID	5,310,326	11,463,642

(3)
The Compensation Actually Paid to Mr. Chesky largely reflects the change in the fair value, as calculated in accordance with ASC Topic 718, of the
Multi-Year
Award granted to Mr. Chesky in November 2020, as detailed in footnote (2) above. The Compensation Actually Paid to Mr. Chesky for 2020 reflects the fair value of this award as of December 31, 2020, which is substantially larger than the value of the award as of the grant date due to the substantial increase in the fair value of our Class A common stock from the grant date ($35.81), which was prior to our IPO, through December 31, 2020 ($146.80), representing an increase of 310%. As of December 31, 2020, no portion of the
Multi-Year
Award had been earned.

As disclosed in the “CEO
Multi-Year
Equity Award” section in our Compensation Discussion and Analysis, the Multi Year Award is intended to cover ten years of compensation and may be earned, if at all, based on our 60 trading day trailing average closing stock price exceeding progressively higher stock price hurdles, ranging from $125 to $485, over a
10-year
period. In order to earn all of the tranches, the stock price will have to be over 7x the price at IPO and 13x the price at the time of grant. Outside of shares held to cover taxes, vested shares are not delivered to Mr. Chesky for two years following the vesting date. As of December 31, 2024, only two of the 10 tranches have been earned and vested. In designing the compensation program for Mr. Chesky, our board of directors was cognizant of Mr. Chesky’s intention to donate the net proceeds from the award to community, philanthropic and charitable causes.

(4)
Represents the cumulative total shareholder return (TSR) on our Class A common stock and the cumulative TSR on the S&P 500 Information Technology Index (the “Peer Group TSR”), which is the same peer group used for the Stock Return Performance Graph included in our Annual Report on Form
10-K,
through December 31, 2020, 2021, 2022, 2023 and 2024. The table assumes $100 was invested at the market close on December 10, 2020, which was the first day our Class A common stock began trading. The cumulative TSR on our Class A common stock for fiscal year 2020 through 2022 have been corrected to reflect the investment of $100 at the market close on December 10, 2020. Data for the Peer Group TSR assumes reinvestment of dividends.

(5)
The
Multi-Year
Award granted to Mr. Chesky in November 2020 is divided into ten tranches that are eligible to vest based on the achievement of stock price goals measured based on the average of our stock price over a 60 trading day trailing average during a ten-year
performance period. The Company does not utilize any other financial performance measures, as defined under SEC rules, in any significant way in its executive compensation programs, and as such has determined to utilize the 60 trading day trailing average closing stock price of our Class A common stock as of the end of each fiscal year (the “Stock Price Measure”), as the most important financial performance measure used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024 to our performance. See “CEO
Multi-Year
Equity Award” section for more detail. For 2020, the Stock Price Measure represents the average price from our full trading history at the time, as we were not yet publicly traded for 60 trading days.

Relationship Between Financial Performance Measures and Compensation Actually Paid
The following graphs sets forth the relationship between Compensation Actually Paid to our CEO and the average of Compensation Actually Paid to our remaining NEOs with (i) our cumulative TSR, (ii) our net income (loss), and (iii) the Stock Price Measure, in each case, over five most recently completed fiscal years. Also shown in the graph below is the relationship between our cumulative TSR to the Peer Group TSR for the same period.
Our executive compensation program emphasizes equity compensation, which we believe demonstrates a longer-term,
ownership orientation. As a result of this emphasis, Compensation Actually Paid to our CEO and the average of Compensation Actually Paid to our
Non-CEO
NEOs is significantly impacted by our TSR performance.

Changes to our net income from 2020 through 2024 do not directly align with our outcomes on Compensation Actually Paid as net income is not used as a financial measure under our executive compensation programs and due to the stronger sensitivity of Compensation Actually Paid to our Stock Price Measure and TSR performance.
Description of Relationship Between CEO and Average NEO Compensation Actually Paid and Our TSR
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our other NEOs, each as set forth in the table above, and our cumulative TSR over the period from 2020 through 2024.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid ($MM)
$1,200
$1,000
$800
$600
$400
$200
$-
$(200)
$(400)
$(600)
Total Shareholder Return ($)
$120
$100
$80
$60
$40
$20
$-
2020
2021
2022
2023
2024
CEO
Non-CEO NEO Average CAP
Company TSR

Description of Relationship Between CEO and Average NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our other NEOs, and our net income during years 2020 through 2024, each as set forth in the table above.

Compensation Actually Paid versus Net Income
Compensation Actually Paid ($MM)
$1,200
$1,000
$800
$600
$400
$200
$-
$(200)
$(400)
$(600)
Net Income ($MM)
$6,000
$4,000
$2,000
$-
$(2,000)
$(4,000)
$(6,000)
2020
2021
2022
2023
2024
CEO
Non-CEO NEO Average CAP
Net Income

Description of Relationship Between CEO and Average NEO Compensation Actually Paid and Stock Price Measure
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our other NEOs, and the Stock Price Measure during years 2020 through 2024, each as set forth in the table above.

Compensation Actually Paid versus Stock Price Measure
Compensation Actually Paid ($MM)
$1,200
$1,000
$800
$600
$400
$200
$-
$(200)
$(400)
$(600)
Stock Price Measure ($)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
2020
2021
2022
2023
2024
CEO
Non-CEO NEO Average CAP
Stock Price Measure

Description of Relationship Between Our TSR and Peer Group Index TSR
The following chart compares our cumulative TSR over the
five-year
period from 2020 through 2024 to that of the S&P 500 Information Technology Index over the same time period.

Company Total Shareholder Return versus Peer Group Total Shareholder Return
Total Shareholder Return ($)
$240
$220
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
2020
2021
2022
2023
2024
Company TSR
Peer Group TSR

Pay Versus Performance Tabular List
We believe that the Stock Price Measure represents the most important financial performance measure used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024 to our performance.
For additional details regarding this financial performance measure, please see the sections titled “Equity Compensation” and “CEO
Multi-Year
Equity Award” of our Compensation Discussion and Analysis.
Compensation Risk Assessment
Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the Company. No such plans or practices were identified. The people and compensation committee has reviewed and agrees with management’s conclusion.
Director Compensation
Non-Employee
Director Compensation Policy
Directors who are not employees of the Company are eligible to receive compensation pursuant to our amended and restated
non-employee
director compensation policy
(“Non-Employee
Director Compensation Policy”).
In 2024, under our
Non-Employee
Director Compensation Policy, our
non-employee
directors were entitled to the following cash retainers, which unless noted otherwise are paid once per year following the conclusion of each fiscal year:

•	Each non-employee director receives an annual cash retainer in the amount of $50,000 per year, which is paid in quarterly installments following the end of each fiscal quarter.

•	The lead independent director receives an additional cash retainer of $40,000 per year, and the Chairperson of the board of directors receives an additional cash retainer of $50,000 per year.

•
The Chairperson of the audit, risk and compliance committee receives an additional annual cash retainer in the amount of $40,000 per year for such Chairperson’s service on the audit, risk and compliance committee. Each non-Chairperson
member of the audit, risk and compliance committee receives an additional annual cash retainer in the amount of $17,500 per year for such member’s service on the audit, risk and compliance committee.

•
The Chairperson of the people and compensation committee receives an additional annual cash retainer in the amount of $37,500 per year for such Chairperson’s service on the people and compensation committee. Each non-Chairperson
member of the people and compensation committee receives an additional annual cash retainer in the amount of $15,000 per year for such member’s service on the people and compensation committee.

•
The Chairperson of the nominating and corporate governance committee receives an additional annual cash retainer in the amount of $30,000 per year for such Chairperson’s service on the nominating and corporate governance committee. Each non-Chairperson
member of the nominating and corporate governance committee receives an additional annual cash retainer in the amount of $10,000 per year for such member’s service on the nominating and corporate governance committee.

•
The Chairperson of the stakeholder committee receives an additional annual cash retainer in the amount of $37,500 per year for such Chairperson’s service on the stakeholder committee. Each non-Chairperson
member of the stakeholder committee receives an additional annual cash retainer in the amount of $12,500 per year for such member’s service on the stakeholder committee.

Under our
Non-Employee
Director Compensation Policy, in the event a
non-employee
director is appointed to the board of directors on a date other than May 25, he or she will receive an initial award of RSUs covering a number of shares of the Class A common stock valued at $300,000 based on the Company’s then-current
per share fair market value, multiplied by a fraction, the numerator of which is the number of days from and including his or her appointment until the next May 25, and the denominator of which is 365. The initial RSU award will vest in full on the May 25 following the date of grant, subject to continued service on the board of directors. In addition, on each May 25, each non-employee
director will automatically be granted an annual award of RSUs covering a number of shares of the Class A common stock valued at $300,000 based on the Company’s then-current
per share fair market value, which annual award will vest in full on the first anniversary of the grant date, subject to continued service on the board of directors. All RSUs granted under our
Non-Employee
Director Compensation Policy vest in full in the event of a change in control of the Company. In addition, non-employee
directors may elect to receive their annual cash fees in the form of RSUs, which award will be granted and vest in the same manner as the initial RSU award, if such election is made in connection with the director’s initial appointment to the board of directors, or else the annual RSU award.
Non-Employee
Director Stock Ownership Policy
We have also adopted a stock ownership policy for our
non-employee
directors, which requires each
non-employee
director to hold shares of our common stock equal to five times the annual cash retainer for service on the board of directors.

Director Compensation Table for 2024
The following table contains information concerning the compensation of our non-employee
directors in 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Angela Ahrendts	100,000	299,920	—	399,920
Amrita Ahuja	67,500	299,920	—	367,420
Kenneth Chenault	115,000	299,920	—	414,920
Joseph Gebbia	62,500	299,976	—	362,476
Jeffrey Jordan	97,500	299,937	—	397,437
Alfred Lin	105,000	299,950	—	404,950
James Manyika	87,500	299,969	—	387,469

(1)
Amounts reflect the cash retainers earned by the directors for their service during 2024 pursuant to our
Non-Employee
Director Compensation Policy in effect for 2024. In addition, each of our directors elected to receive RSUs in lieu of cash compensation under our
Non-Employee
Director Compensation Policy for 2024. Amounts for such directors reflect the cash fees forgone at the election of the director to receive the following RSU awards, which were granted in May 2024: Ms. Ahrendts: 692 RSUs, Ms. Ahuja: 467 RSUs, Mr. Chenault: 796 RSUs, Mr. Gebbia: 433 RSUs, Mr. Jordan: 675 RSUs, Mr. Lin: 727 RSUs and Mr. Manyika: 606 RSUs. Such amounts were determined by dividing the applicable amount of the cash fees by the fair market value of a share of our Class A common stock as of the date of grant.

(2)
Amounts reflect the
grant-date
fair value of stock awards granted during 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. During 2024 each non-employee
director received an annual grant of 2,076 RSUs on May 25, 2024 with a grant date fair value of $299,920. See Note 12 to our consolidated financial statements in our Annual Report on Form
10-K
for the year ended December 31, 2024 for the assumptions used in calculating these values. The amounts in the table also reflect the incremental value of RSUs received in lieu of cash fees for each of Messrs. Gebbia, Jordan, Lin and Manyika due to rounding.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2024 by each non-employee
director.

Name	Options Outstanding at Fiscal Year End	RSUs Outstanding at Fiscal Year End
Angela Ahrendts	15,798	2,768
Amrita Ahuja	—	2,543
Kenneth Chenault	16,692	2,872
Joseph Gebbia	19,135	2,509
Jeffrey Jordan	—	2,751
Alfred Lin	—	2,803
James Manyika	—	2,682

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of December 31, 2024, with respect to all of our equity compensation plans in effect on that date.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted-Average Exercise Price of Outstanding Options and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	34,883,196	(3)	$93.53	169,849,812	(4)
Equity compensation plans not approved by security holders(5)	15,015	(6)	$22.78	—
Total	34,898,211		$93.53	169,849,812

(1)	Represents the weighted-average exercise price of outstanding options. Because RSUs do not have an exercise price, the weighted-average exercise price does not take into account outstanding RSUs.

(2)
Consists of the 2008 Equity Incentive Plan (the “2008 Plan”), the 2018 Equity Incentive Plan (the “2018 Plan”), the 2020 Incentive Award Plan (the “2020 Plan”), and the Employee Stock Purchase Plan (the “ESPP”).

(3)
Consists of 5,191,455 shares of common stock underlying outstanding options and 29,691,741 shares of common stock underlying outstanding RSUs. Does not include up to a maximum of 1,519,687 shares that may be purchased in the current offering periods under the ESPP, based on enrollment as of December 31, 2024.

(4)
Consists of 154,769,308 shares of common stock available for issuance under the 2020 Plan and 15,080,504 shares of common stock available for issuance under the ESPP (of which up to a maximum of 1,519,687 shares may be purchased in the current offering periods under the ESPP, based on enrollment as of December 31, 2024).

(5)
Consists of the Hotel Tonight, Inc. 2011 Equity Incentive Plan (the “Hotel Tonight Plan”). The Hotel Tonight Plan was approved by Hotel Tonight’s shareholders prior to its acquisition by the Company. The material features of the Hotel Tonight Plan are more fully described below.

(6)	Consists of 15,015 shares of common stock underlying outstanding options and no shares of common stock underlying outstanding RSUs.
The number of shares reserved for issuance or transfer pursuant to awards under the 2020 Plan will be increased by (i) the number of shares represented by awards outstanding under our 2008 Plan, Hotel Tonight Plan, or 2018 Plan that become available for issuance under the counting provisions of the 2020 Plan following its effective date and (ii) an annual increase on the first day of each year beginning in 2022 and ending in 2030, equal to the lesser of (A) 5% of the shares of all series of our common stock outstanding on the last day of the immediately preceding year and (B) such smaller number of shares of stock as determined by our board of directors.
The number of shares authorized for sale under the ESPP is subject to an annual increase on the first day of each year beginning in 2022 and ending in 2030, equal to the lesser of (A) 1% of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding year and (B) such number of shares of common stock as determined by our board of directors.
Hotel Tonight, Inc. 2011 Equity Incentive Plan
In connection with our acquisition of Hotel Tonight, Inc., in April 2019, we assumed the outstanding stock options and RSUs under the Hotel Tonight Plan. In connection with the effectiveness of our 2020 Plan, no further awards were or will be granted under the Hotel Tonight Plan. However, all outstanding awards will continue to be governed by their existing terms.
Administration.
Our board of directors has the authority to administer the Hotel Tonight Plan and the awards granted under it. The administrator has the authority to construe and interpret the Hotel Tonight Plan and to prescribe, amend and rescind rules and regulations relating to the Hotel Tonight Plan.
Adjustments of Awards.
In the event that a stock dividend, stock split,
spin-off,
combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the company’s corporate or capital structure results in

(i) the outstanding shares of common stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the company or any other company or (ii) new, different or additional securities of the company or any other company being received by the holders of shares of common stock, then the administrator will make proportional adjustments in the maximum number and kind of securities available for issuance under the Hotel Tonight Plan, the maximum number and kind of securities issuable as incentive stock options, and the number and kind of securities that are subject to any outstanding award and per share price of such securities.
Amendment and Termination.
Our board of directors may amend or terminate the Hotel Tonight Plan at any time, subject to stockholder approval as required by applicable law. In connection with the effectiveness of our 2020 Plan, no further awards are granted under the Hotel Tonight Plan.

PROPOSAL NO. 4—STOCKHOLDER PROPOSAL FOR VOTING DISCLOSURE

Background

We have been advised that the Connecticut Retirement Plans and Trust Funds intends to present the following proposal for consideration at the Annual Meeting. The address of the proponent and the number of Airbnb securities that the proponent owns will be provided to stockholders promptly upon request. In accordance with federal securities laws, the resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

DISCLOSURE OF VOTING RESULTS BY CLASS OF SHARES

RESOLVED: Shareholders request that AIRBNB, Inc. (the “Company”) disclose the voting results on matters subject to a shareholder vote according to the class of shares, namely those shares carrying one voting right and those carrying multiple voting rights, effective beginning at the Company’s 2026 annual meeting of shareholders.

Supporting Statement

The Company maintains a multi-class structure for its common stock. Its Class B common stock has 20 votes per share, Class A common stock has one vote per share, Class C and Class H have no votes per share.

Currently, voting results are disclosed by the Company without any distinction by share class. We believe it is important for those results to be disclosed separately by share class to determine whether the concerns of each type of shareholder are aligned.

Due to the Company’s multi-series share structure, a small minority of shareholders control a majority of the voting rights. As the Company notes in its 10-K, “This ownership will limit or preclude other stockholders’ ability to influence corporate matters, including the election of directors, amendments of our organized documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval…. Furthermore, our founders, who collectively hold a majority of the voting power of our outstanding capital stock, are party to a Voting Agreement under which each founder and his affiliates and certain other entities agree to vote their shares for the election of each individual founder to our board of directors.”1

Given that Class B stockholders can disproportionately impact voting decisions that do not reflect the desires of the majority of shareholders, it would benefit the majority of the Company’s shareholders to clearly see when this has occurred.

The disaggregation of voting results by share class would enable Class A shareholders to better monitor how responsive the Company is to issues that a majority of independent shareholders support and would promote a more transparent understanding between the two classes of shareholders.

Some U.S. companies have chosen to provide their investors with vote results by share class as a governance best practice, as requested by this proposal.2

Finally, disclosure of voting results by share class is not an onerous obligation and would not place undue burden on the Company.

[1]	https://www.sec.gov/ix?doc=/Archives/edgar/data/1559720/000155972024000006/abnb-20231231.htm
[2]	https://www.sec.gov/ix?doc=/Archives/edgar/data/0001050606/000119312523149534/d650502d8k.htm; https://www.sec.gov/ix?doc=/Archives/edgar/data/0001649744/000119312523157684/d444328d8k.htm

Recommendation of Board of Directors

Our board of directors recommends a vote “AGAINST” the stockholder proposal regarding voting disclosure.

The board of directors has carefully considered the proposal and concluded that its adoption is unnecessary in light of the existing public disclosures regarding our capital structure, and is not in the best interests of Airbnb or our stockholders.

Our stockholders have all chosen to participate in our multi-class structure, which is publicly disclosed.

Our multi-class structure has existed since our initial public offering in 2020. Every investor who owns shares of our common stock purchased those shares aware of our multi-class structure, and we provide disclosures around our capital structure and security ownership through our filings with the SEC. As we have disclosed, each share of Airbnb’s Class A common stock is entitled to one vote, each share of Class B common stock is entitled to twenty votes, and each share of Class C or Class H common stock is entitled to no votes. Our founders are party to a Voting Agreement, under which each founder and his affiliated and certain other entities have agreed, upon the terms set forth in the Voting Agreement, to vote their shares for the election of each founder to our board of directors, and to vote against their removal.

In addition, we also provide disclosure regarding the security ownership of certain of our beneficial owners and management, including the shares of outstanding Class B common stock. Our extensive disclosures enable our stockholders to make informed assessments of our voting results.

The proposal is not necessary to ensure effective accountability to stockholders because the Company has implemented strong corporate governance policies and practices.

Our board of directors remains committed to ensuring that the interests of all stockholders, irrespective of the class of shares held, are adequately protected. Additionally, we have numerous corporate governance measures in place to maintain accountability to stockholders, including the following:

•

Majority independent board of directors. Six of the nine members of our board of directors are independent, with the three exceptions being Mr. Blecharczyk, our Chief Strategy Officer, Mr. Chesky, our Chief Executive Officer, and Mr. Gebbia, a former executive officer.

•

Fully independent key board of directors committees. All members of the Audit, Risk and Compliance Committee, the People and Compensation Committee, and the Nominating and Corporate Governance Committee are independent directors.

In light of Airbnb’s strong corporate governance practices and policies, and the fact that the requested disclosure is not commonly provided by other companies with a multi-class capital structure, the board of directors believes the requested disclosure is unnecessary, would add additional burden to our reporting, and would not add significant value for our stockholders.

For these reasons, the board of directors unanimously urges stockholders to vote “AGAINST” the stockholder proposal.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes). Abstentions and broker non-votes will have no effect on this proposal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2024 and any currently proposed transactions to which we were or are expected to be a participant in which (i) the amount involved exceeded or will exceed $120,000, and (ii) any of our directors, executive officers, or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the sections titled “Compensation Discussion and Analysis” and “Executive Compensation Tables.”

Investors’ Rights Agreement

We are party to an Amended and Restated Investors’ Rights Agreement, dated as of April 17, 2020 (“Investors’ Rights Agreement”), with certain holders of our capital stock and warrants. The Investors’ Rights Agreement provides, among other things, that certain holders of our capital stock and warrants have the right to request that we file a registration statement, and/or request that their shares be covered by a registration statement that we are otherwise filing, subject to certain exceptions.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and officers. Our restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

Employment Arrangement with an Immediate Family Member of Our Director

Alison Jordan, the daughter of Jeffrey Jordan, a member of our board of directors, has served as a Strategic Partnerships Coordinator from July 2017 to May 2020 and a Policy Program and Partnerships Manager from May 2020 to February 2025, and as a Senior Partnerships Manager since February 2025. Ms. Jordan’s compensation was based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who were not related to our director, Mr. Jordan. Ms. Jordan’s equity awards were granted on the same general terms and conditions as applicable to employees in similar positions who were not related to our director, Mr. Jordan. Mr. Jordan plays no personal role in determining his daughter’s compensation or reviewing his daughter’s performance. Mr. Jordan does not receive a direct or indirect benefit from his daughter’s position with us.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related party. In reviewing and approving any such transactions, the Chair of our audit, risk and compliance committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related party’s interest in the transaction. All such approved transactions must be ratified by the audit, risk and compliance committee, taking into account the foregoing considerations, during the meetings held at least once during each fiscal quarter. Unless noted otherwise, all of the transactions described in this section occurred prior to the adoption of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 7, 2025 for:

•	each of our named executive officers;

•	each of our executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned as of April 7, 2025, subject to community property laws where applicable. We have deemed shares of our common stock subject to stock options or warrants that are currently exercisable or will be exercisable within 60 days of April 7, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of April 7, 2025 to be outstanding and to be beneficially owned by the person holding the stock option, warrant, or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares subject to stock options, warrants, or RSUs outstanding for the purpose of computing the percentage ownership of any other person or entity.

We have based percentage ownership of our common stock on 433,034,896 shares of our Class A common stock outstanding, 185,611,689 shares of our Class B common stock outstanding, and 9,200,000 shares of Class H common stock outstanding as of April 7, 2025. There were no shares of Class C common stock outstanding as of April 7, 2025. Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to twenty votes per share on all matters submitted to a vote of the stockholders. The holders of our voting stock, consisting of Class A and Class B common stock, generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Airbnb, Inc., 888 Brannan Street, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned at April 7, 2025						% of Voting Power
	Class A		Class B		Class H
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%

Named Executive Officers and Directors:

Brian Chesky(1)	4,238,762	1.0	62,917,140	33.9	—	—	30.5%

Nathan Blecharczyk(2)	461,457	*	61,636,357	33.2	—	—	29.7%

Joseph Gebbia(3)	2,530,799	*	39,331,884	21.2	—	—	19.0%

Elinor Mertz(4)	572,399	*	—	—	—	—	*

Aristotle Balogh(5)	268,800	*	—	—	—	—	*

Amrita Ahuja(6)	10,779	*	—	—	—	—	*

Angela Ahrendts(7)	40,505	*	—	—	—	—	*

Kenneth Chenault(8)	51,162	*	—	—	—	—	*

Jeffrey Jordan(9)	126,854	*	—	—	—	—	*

Alfred Lin(10)	457,776	*	—	—	—	—	*

James Manyika(11)	4,617	*	—	—	—	—	*

Dave Stephenson(12)	248,465	*	—	—	—	—	*

All current executive officers and directors as a group (11 persons)(13)	8,763,910	2.0%	163,885,381	88.3%	—	—	79.3%

5% Stockholders:

Entities Affiliated with Sequoia Capital(14)	511,074	*	21,571,316	11.6%	—	—	10.4%

Airbnb Host Endowment LLC(15)	—		—		9,200,000	100.0%	—

*	Represents less than 1%.

(1)

Consists of: (i) 2,097,241 shares of Class A common stock held of record by Brian Chesky; (ii) 34,444 shares of Class A common stock held of record by the Brian Chesky Revocable Trust; (iii) 1,943,923 shares of Class A common stock over which Brian Chesky maintains investment discretion and voting power; (iv) 114,354 shares of Class A common stock held of record by Brian Chesky and Robert Joseph St. Aubin, Trustees of the Brian Chesky Legacy Trust B created under Agreement dated as of July 26, 2016 and Instrument dated as of May 26, 2023; (v) 48,800 shares of Class A common stock held of record by Brian Chesky and Robert Joseph St. Aubin, Trustees of Allison’s 2019 Trust created under Agreement dated as of February 15, 2019; (vi) 56,067,545 shares of Class B common stock held of record by the Brian Chesky Revocable Trust; (vii) 3,254 shares of Class B common stock held of record by Brian Chesky and Robert Joseph St. Aubin, Trustees of Allison’s 2019 Trust created under Agreement dated as of February 15, 2019; (viii) 156,131 shares of Class B common stock held of record by Brian Chesky and Robert Joseph St. Aubin, Trustees of the Brian Chesky Legacy Trust B created under Agreement dated as of July 26, 2016 and Instrument dated as of May 26, 2023; (ix) 63,655 shares of Class B common stock held of record by Brian Chesky and Robert Joseph St. Aubin, Trustees of the Brian Chesky Legacy Trust created under Agreement dated as of July 26, 2016; (x) 15,266 shares of Class B common stock held of record by Deborah Chesky and Robert Joseph St. Aubin, Trustees of Allison’s Trust created under Agreement dated as of July 26, 2016; (xi) 251,886 shares of Class B common stock held by Brian Chesky and Robert Joseph St. Aubin, Trustees of Allison’s 2019 Trust A created under Agreement dated as of July 31, 2019; (xii) 143,869 shares of Class B common stock held by Brian Chesky, Trustee of the Brian Chesky 2021 Grantor Retained Annuity Trust B created under Agreement dated as of May 28, 2021; (xiii) 1,215,534 shares of Class B common stock held by Brian Chesky, Trustee of the Brian Chesky 2024 Grantor Retained Annuity Trust A created under Agreement dated as of February 23, 2024; (xiv) 1,215,534 shares of Class B common stock held by Brian Chesky, Trustee of the Brian Chesky 2024 Grantor Retained Annuity Trust B created under Agreement dated as of February 23, 2024; (xv) 1,284,466 shares of Class B common stock held by Brian Chesky, Trustee of the Brian Chesky 2025 Grantor Retained Annuity Trust A created under Agreement dated as of February 20, 2025; and (xvi) 2,500,000 shares of Class B common stock held by Brian Chesky, Trustee of the Brian Chesky 2025 Grantor Retained Annuity Trust B created under Agreement dated as of February 20, 2025. Mr. Chesky does not have voting or dispositive power over shares in the trust referenced in clause (x) of this footnote. All of the shares identified in this footnote are subject to the Founder Voting Agreement.

(2)

Consists of: (i) 119,825 shares of Class A common stock held of record by Mr. Blecharczyk; (ii) 8,681 shares of Class A common stock held by the Blecharczyk Revocable Trust; (iii) 45,409,994 shares of Class B common stock held by the Blecharczyk Revocable Trust; (iv) 11,266,143 shares of Class B common stock held by Nathan Blecharczyk, as Trustee of the Nathan Blecharczyk 2020 GRAT; (v) 326,231 shares of Class A common stock subject to stock options that are exercisable within 60 days of April 7, 2025; and (vi) 6,720 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025. Also includes 786,446 shares of Class B common stock held of record by Gioacchino Curiale, as Trustee of the Blecharczyk 2015 Irrevocable Trust and 4,173,774 shares of Class B common stock held by Gioacchino Curiale, as Trustee of the Nathan Blecharczyk 2015 GRAT Remainder Trust; Mr. Blecharczyk

does not have voting or dispositive power over the shares held by these two trusts. All of the shares identified in this footnote are subject to the Founder Voting Agreement.

(3)

Consists of: (i) 2,509,155 shares of Class A common stock held of record by The Sycamore Trust, for which Mr. Gebbia is a trustee; (ii) 32,887,484 shares of Class B common stock held of record by The Sycamore Trust, for which Mr. Gebbia is a trustee; (iii) 92,400 shares of Class B common stock held of record by Ulderico LLC; (iv) 352,000 shares of Class B common stock held of record by LLC; (v) 1,000,000 shares of Class B common stock held of record by Guernica LLC; (vi) 2,000,000 shares of Class B common stock held of record by Guernica 2, LLC; (vii) 3,000,000 shares of Class B common stock held of record by Guernica 3, LLC; (viii) 19,135 shares of Class A common stock subject to stock options held by Mr. Gebbia that are exercisable within 60 days of April 7, 2025; and (ix) 2,509 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025. Mr. Gebbia is the owner of each of LLC, Ulderico LLC, Guernica LLC, Guernica 2, LLC, Guernica 3, LLC. All of the shares identified in this footnote are subject to the Founder Voting Agreement.

(4)

Consists of: (i) 368,172 shares of Class A common stock held of record by Elinor Mertz and (ii) 191,299 shares of Class A common stock subject to stock options held by Ms. Mertz that are exercisable within 60 days of April 7, 2025; and (iii) 12,928 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(5)

Consists of: (i) 101,950 shares of Class A common stock held of record by Aristotle Balogh; (ii) 154,562 shares of Class A common stock subject to stock options held by Mr. Balogh that are exercisable within 60 days of April 7, 2025; and (iii) 12,288 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(6)

Consists of: (i) 7,636 shares of Class A common stock held of record by Amrita Ahuja; (ii) 600 shares of Class A common stock held in trust for the benefit of Ms. Ahuja; and (iii) 2,543 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(7)

Consists of: (i) 21,939 shares of Class A common stock held of record by Angela Ahrendts; (ii) 15,798 shares of Class A common stock subject to stock options held by Ms. Ahrendts that are exercisable within 60 days of April 7, 2025; and (iii) 2,768 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(8)

Consists of: (i) 31,598 shares of Class A common stock held of record by Kenneth Chenault; (ii) 16,692 shares of Class A common stock subject to a stock option held by Mr. Chenault that is exercisable within 60 days of April 7, 2025; and (iii) 2,872 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(9)

Consists of: (i) 12,457 shares of Class A common stock held of record by Jeffrey Jordan; (ii) 111,646 shares of Class A common stock held by the Jordan Family Trust; and (iii) 2,751 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(10)

Consists of: (i) 12,653 shares of Class A common stock held of record by Alfred Lin; (ii) 442,320 shares of Class A common stock held by an estate planning vehicle; and (iii) 2,803 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025. Mr. Lin does not have beneficial ownership of the shares held by the entities affiliated with Sequoia Capital identified in footnote 14.

(11)

Consists of: (i) 1,935 shares of Class A common stock held of record by James Manyika and (ii) 2,682 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(12)

Consists of: (i) 40,481 shares of Class A common stock held of record by Dave Stephenson; (ii) 195,665 shares of Class A common stock subject to stock options held by Mr. Stephenson that are exercisable within 60 days of April 7, 2025; and (iii) 12,319 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(13)

Consists of: (i) 7,989,329 shares of Class A common stock held; (ii) 163,885,381 shares of Class B common stock held; (iii) 723,717 shares of Class A common stock subject to stock options that are exercisable within 60 days of April 7, 2025; and (iv) 50,864 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of April 7, 2025.

(14)

Based on our reports and on a Schedule 13G filed with the SEC on November 5, 2024. Consists of: (i) 42,802 shares of Class A common stock held of record by Sequoia Capital Fund Parallel, LLC, (ii) 2,354,446 shares of Class B common stock held of record by Sequoia Capital Fund Parallel, LLC, (iii) 468,272 shares of Class A common stock held of record by Sequoia Capital Fund, L.P., and (iv) 19,216,870 shares of Class B common stock held of record by Sequoia Capital Fund, L.P. SC US (TTGP), Ltd. is the general partner of Sequoia Capital Fund Management, L.P., which is the general partner of Sequoia Capital Fund, LP (“SCF”) and the manager of Sequoia Capital Fund Parallel, LLC (“SCFP”). As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by SCF. The address for each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(15)

Consists of 9,200,000 shares of Class H common stock issued by us to our wholly-owned subsidiary on November 10, 2020. Each share of Class H common stock is entitled to no votes and will convert into a share of Class A common stock on a share-for-share basis upon the sale of such share of Class H common stock to any person or entity that is not our subsidiary.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of such securities on Forms 3, 4 and 5. Based solely on a review of the copies of such forms filed electronically with the SEC, and on written representations from certain reporting persons, we believe that during fiscal year 2024 and through the date of the filing of our Proxy Statement, our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements other than (i) a Form 4 for Brian Chesky that was filed on June 3, 2024 related to, among other transactions, gifts made effective May 28, 2024, and (ii) a Form 4 for Brian Chesky that was filed on September 3, 2024 relating to, among other transactions, a sale made on August 5, 2024.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of April 7, 2025 without charge upon written request addressed to:

Airbnb, Inc.

Investor Relations

888 Brannan Street

San Francisco, California 94103

Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. You also may access this proxy statement and our Annual Report on Form 10-K on the SEC’s website at www.sec.gov and on our website at https://investors.airbnb.com.

Other Business

Neither we nor our board of directors intend to propose any matters of business at the Annual Meeting other than the proposals described in this proxy statement. Neither we nor our board of directors are aware of any matters to be proposed by others at the Annual Meeting.

By Order of the Board of Directors,

Brian Chesky Chairperson of the Board of Directors Chief Executive Officer

C/O TABULATOR, P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Airbnb, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 7, 2025 Wednesday, June 4, 2025 10:00 AM, PDT Annual Meeting to be held via the Internet—please visit www.proxydocs.com/ABNB for more details. Internet: www.proxypush.com/ABNB • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote Phone: 1-866-834-6036 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/ABNBYOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 10:00 AM, PDT, June 4, 2025. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Brian Chesky, Elinor Mertz and Ronald A. Klain, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Airbnb, Inc. which the undersigned is entitled to vote at said meeting and any postponement, continuation or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement, continuation or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and any postponement, continuation or adjournment thereof and revoking any proxy heretofore given.THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any postponement, continuation or adjournment thereof.You are encouraged to specify your choice by marking the appropriate box on the reverse side of this card but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDECopyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Airbnb, Inc. Annual Meeting of Stockholders Please make your marks like this: PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect Amrita Ahuja, Joseph Gebbia and Jeffrey Jordan as Class II Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. FOR WITHHOLD 1.01 Amrita Ahuja #P2# #P2# FOR 1.02 Joseph Gebbia #P3# #P3# FOR 1.03 Jeffrey Jordan #P4# #P4# FOR FOR AGAINST ABSTAIN 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. #P5# #P5# #P5# FOR 3. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers. #P6# #P6# #P6# FOR 4. To consider one stockholder proposal regarding voting disclosure, if properly presented at the Annual Meeting. #P7# #P7# #P7# AGAINST NOTE : The named proxies are authorized to transact such other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof. Proposal_Page – VIFL You must register to attend the meeting online and/or participate at www.proxydocs.com/ABNB Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 AGAINST ON PROPOSAL 4